PROSPECTUS SUPPLEMENT
JUNE 4, 1997                                    Filed pursuant to Rule 424(b)(5)
(TO PROSPECTUS DATED JUNE 3, 1997)              SEC File No. 333-27521

                                 $150,000,000
                               D.R. HORTON, INC.
                                 CUSTOM HOMES
                         8 3/8% SENIOR NOTES DUE 2004

  The 8 3/8% Senior Notes due 2004 (the "Notes") are being offered (the "Offering") by D.R. Horton, Inc. (the "Company"). The Notes will mature on June 15, 2004. Interest on the Notes will be payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1997. Except as set forth in the following sentence, the Notes will not be redeemable. At any time prior to June 15, 2000, the Company may, at its option, redeem Notes with the net cash proceeds of one or more Public Equity Offerings (as defined) by the Company, at a redemption price equal to 108.375% of the principal amount thereof, plus accrued interest to the date of redemption; provided, however, that after each such redemption not less than $97,500,000 principal amount of Notes remains outstanding. Upon the occurrence of a Change of Control (as defined), each holder of Notes will have the right to require the Company to purchase such Notes at 101% of the principal amount thereof, plus accrued interest to the date of purchase.

  The Notes will be general unsecured obligations of the Company and will rank senior in right of payment to all future Indebtedness (as defined) of the Company that is, by its terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured Indebtedness of the Company that is not so subordinated. The Notes will be guaranteed (the "Guarantees"), jointly and severally, by each of the existing and future Restricted Subsidiaries (as defined) of the Company (the "Guarantors"). The Guarantees will be general unsecured obligations of the Guarantors and will rank senior in right of payment to all future Indebtedness of the Guarantors that is, by its terms, expressly subordinated in right of payment to the Guarantees and pari passu in right of payment with all existing and future unsecured Indebtedness of the Guarantors that is not so subordinated. Secured creditors of the Company and of the Guarantors will have a claim on the assets which secure the obligations of the Company and the Guarantors to such creditors prior to claims of holders of the Notes against those assets. At March 31, 1997, after giving pro forma effect to the Offering, the Company and the Guarantors would have had approximately $321.5 million (including the Notes) of Indebtedness outstanding, of which $8.7 million would have been secured Indebtedness and none of which would have been subordinated to the Notes.

  The Company intends to apply for listing of the Notes on the New York Stock Exchange.

  SEE "RISK FACTORS" BEGINNING ON PAGE S-8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED PRIOR TO AN INVESTMENT IN THE NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter") has agreed to purchase the Notes from the Company at 98.419% of the principal amount thereof (resulting in $147,628,500 aggregate proceeds to the Company before deducting expenses payable by the Company estimated at $550,000) subject to the terms and conditions set forth in the Underwriting Agreement. See "Underwriting".

  The Underwriter proposes to offer the Notes from time to time for sale in one or more negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. For further information with respect to the plan of distribution and any discounts, commissions or profits on resale that may be deemed underwriting discounts or commissions, see "Underwriting" herein. The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

  The Notes are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to various prior conditions, including the right to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the book-entry facilities of The Depository Trust Company, against payment therefor in same-day funds on or about June 9, 1997.

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. As used in this Prospectus Supplement and the accompanying Prospectus, except as the context otherwise requires, references to D.R. Horton, Inc. and its subsidiaries (collectively, the "Company") and the financial and operating data contained in this Prospectus Supplement and the accompanying Prospectus reflect the consolidated results of such entities for the periods indicated. All share and per share data included or incorporated by reference herein have been adjusted to reflect the Company's 9% stock dividend of June 1995, seven-for-five stock split of September 1995 and 8% stock dividend of May 1996.

                                  THE COMPANY

  The Company is a national homebuilder constructing and selling single-family homes in metropolitan areas of the Mid-Atlantic, Midwest, Southeast, Southwest and Western regions of the United States. The Company builds homes in 27 markets and believes that it is one of only three public homebuilders with operations in 21 or more states. The Company offers high-quality homes with custom features, designed principally for the entry-level and move-up market segments. The Company's homes generally range in size from 1,000 to 5,000 square feet and in price from $80,000 to $600,000, with an average selling price of $166,600 for the year ended September 30, 1996, and $166,300 for the six months ended March 31, 1997.

  In fiscal 1996, the Company recorded its tenth consecutive year of record revenue and sales backlog. The Company's revenues have increased from $393.3 million in fiscal 1994 to $547.3 million in fiscal 1996, a compound annual growth rate of 18%. Over this same period, homes closed by the Company have increased from 2,360 homes to 3,284 homes.

  Revenues increased 29%, to $304.0 million from $235.1 million for the six months ended March 31, 1997, compared to the same period in 1996. The sales value of net new contracts signed by the Company increased 18%, to $342.1 million (2,032 homes) compared to $290.3 million (1,727 homes) for the comparable period in 1996. At March 31, 1997, the Company's backlog of homes under contract totaled $324.5 million (1,841 homes), a 44% increase from $225.9 million (1,298 homes) at March 31, 1996.

                               OPERATING STRATEGY

  The Company attributes its success to its proven operating strategy, which focuses on the following elements:

  Geographic Diversification. The Company is one of the most geographically diversified homebuilders in the United States, with operating divisions in 21 states and 27 markets, as follows:

   GEOGRAPHIC REGION                            MARKETS
   -----------------                            -------
   Mid-Atlantic......  Charlotte, Greensboro, Greenville, North Central New
                       Jersey, Raleigh/Durham, Suburban Washington, D.C.
   Midwest...........  Chicago, Cincinnati, Kansas City, Minneapolis/St. Paul,
                       St. Louis
   Southeast.........  Atlanta, Birmingham, Nashville, Orlando, Pensacola, South
                       Florida
   Southwest.........  Albuquerque, Austin, Dallas/Fort Worth, Houston, Phoenix
   Western...........  Denver, Las Vegas, Los Angeles, Salt Lake City, San Diego

  The Company believes that its diversification strategy mitigates the effects of local and regional economic cycles and enhances its growth potential.

  New Markets/Acquisitions. While the Company believes that there are significant growth opportunities in its existing markets, it intends to continue to evaluate new markets for entry that have significant entry-level and move-up segments and satisfy the Company's profitability, investment return and other criteria. Since October 1, 1992, the Company has expanded into 15 new markets through start-up operations and has completed complementary acquisitions that have expanded the Company into five additional markets. The Company believes that the expansion of its operations through the selective acquisition of existing homebuilding companies can afford it several benefits not found in start-up operations.

  Before entering new markets, the Company evaluates their potential on the basis of local housing demand, demographic trends and other factors, such as local growth initiatives, employment demand and growth, and the availability of quality lots and undeveloped real estate at reasonable prices. Typically, the Company will not invest significant amounts in real estate, including raw land, developed lots, models and speculative homes, or overhead in start-up operations in new markets until such markets demonstrate significant growth potential and acceptance of the Company and its products.

  In evaluating potential acquisition candidates, the Company seeks homebuilding companies that have an excellent reputation, a track record of profitability and a strong management team. Typically, the Company endeavors to limit the risks associated with acquiring an existing homebuilding company by conducting extensive operational, financial and legal due diligence on each acquisition candidate and by only acquiring homebuilding companies that the Company believes should have an immediate positive impact on the Company's earnings.

  Market Focus--Custom Features. The Company typically positions itself in its markets between large volume homebuilders and local custom builders by offering a broader selection of homes with more amenities and greater design flexibility than homes offered by volume builders, at prices that are generally more affordable than those charged by local custom builders. The Company also is able to customize its designs to deliver personalized homes to its customers. While most design modifications are significant to the homebuyer, such changes improve margins and typically involve relatively minor adjustments that allow the Company to maintain the efficiencies of a volume homebuilder. The Company believes that its ability to cater to the design tastes of prospective homebuyers at competitive prices, even at the entry level, distinguishes it from many of its competitors.

  Decentralized Operations. The Company's homebuilding activities are decentralized to give maximum flexibility to its local division managers. The Company believes that division management is more informed to make decisions regarding local operations. Each operating division is responsible for preliminary site selection, negotiation of option contracts, and overseeing land development activities. Additionally, each operating division plans its homebuilding schedule, selects the building plans and architectural scheme for its subdivisions, obtains all building approvals, and develops a marketing plan for its homes. The Company's corporate office retains oversight and responsibility for final approval of all land and lot acquisitions, inventory levels, financing arrangements, accounting and management reporting, payment of subcontractor invoices, payroll and employee benefits.

  Cost Management. The Company strives to control its overhead costs by centralizing the administrative and accounting functions and by limiting the number of field administrative personnel and middle level management positions. The Company attempts to control construction costs through the efficient design of its homes and obtaining favorable pricing from certain subcontractors based on the high volume of work performed for the Company. The Company's management information systems also assist in controlling construction costs, overhead and capital by allowing management to monitor construction expenditures on a home-by-home basis and the composition and level of inventory on a subdivision basis.

  Limited Real Estate Exposure. The Company attempts to minimize the risks associated with land ownership while maximizing its return on invested capital by acquiring developed building lots pursuant to lot option contracts, generally on a non-recourse basis, after all zoning and other governmental entitlements and approvals are obtained. The Company attempts to control a two to four year supply of building lots based on current and expected absorption rates. The Company also pursues selected land acquisition and development opportunities to augment its inventory of option building lots and to maximize profit opportunities. These acquisitions are generally limited to smaller tracts of entitled land that will yield 50 to 150 lots when developed. By limiting its land acquisition and development activities generally to smaller parcels of land, the Company reduces the financial and market risks associated with owning land during the development period.

                                  THE OFFERING

Securities Offered....  $150,000,000 aggregate principal amount of 8 3/8%
                        Senior Notes due 2004 (the "Notes").

Maturity Date.........  June 15, 2004.

Interest Payment
Dates.................  Interest will accrue from the date of issuance and will be payable semi-annually on each June 15 and December 15, commencing December 15, 1997.

Redemption............  Except as set forth in the following sentence, the
                        Notes are not redeemable. At any time prior to June 15, 2000, the Company may, at its option, redeem Notes with the net cash proceeds of one or more Public Equity Offerings by the Company, at a redemption price equal to 108.375% of the principal amount thereof, plus accrued interest to the date of redemption; provided, however, that after each such redemption not less than $97,500,000 principal amount of Notes (including any Additional Notes (as defined) but excluding any Notes held by the Company or any of its Affiliates) remains outstanding.

Change of Control.....  Upon a Change of Control, each holder of Notes will have the right to require the Company to purchase all or any part of such holder's Notes at 101% of the principal amount thereof, plus accrued interest to the date of purchase. There can be no assurance that upon a Change of Control, the Company will have sufficient funds to purchase any of the Notes.

Guarantees............  The Notes will be guaranteed, jointly and severally, by each of the existing and future Restricted Subsidiaries of the Company.

Ranking...............  The Notes will be general unsecured obligations of the
                        Company and rank senior in right of payment to all future Indebtedness of the Company that is, by its terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured Indebtedness of the Company that is not so subordinated. The Guarantees will be general unsecured obligations of the Guarantors and will rank senior in right of payment to all future Indebtedness of the Guarantors that is, by its terms, expressly subordinated in right of payment to the Guarantees and will rank pari passu in right of payment with all existing and future unsecured Indebtedness of the Guarantors that is not so subordinated. Secured creditors of the Company and of the Guarantors will have a claim on the assets which secure the obligations of the Company and the Guarantors to such creditors prior to claims of holders of the Notes against those assets. At March 31, 1997, after giving pro forma effect to the Offering, the Company and the Guarantors would have had approximately $321.5 million (including the

                        Notes) of Indebtedness outstanding, of which $8.7 million would have been secured Indebtedness and none of which would have been subordinated to the Notes.

Certain Covenants.....  The Indenture (as defined) imposes certain limitations on the ability of the Company and the Restricted Subsidiaries to, among other things, incur Indebtedness, make Restricted Payments (as defined), effect certain Asset Dispositions (as defined), enter into certain transactions with affiliates, merge or consolidate with any other person or transfer all or substantially all of their properties and assets.

Use of Proceeds.......  The Company will use the net proceeds from the Offering for general corporate purposes including, among other things, development of new residential properties, acquisition of residential development properties and/or homebuilding companies, and temporary reduction of existing indebtedness under the Company's credit facilities (the "Credit Facilities").

                                  RISK FACTORS

  Prospective investors in the Notes should carefully consider the factors discussed in detail elsewhere in this Prospectus Supplement under the caption "Risk Factors."

         SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA
                             (DOLLARS IN THOUSANDS)

  The following summary consolidated financial information for the three years ended September 30, 1996, is derived from audited consolidated financial statements. The summary consolidated financial information for the six months ended March 31, 1996 and 1997, is derived from unaudited consolidated financial statements.

                               FOR THE FISCAL YEARS       FOR THE SIX MONTHS
                               ENDED SEPTEMBER 30,          ENDED MARCH 31,
                            ----------------------------  --------------------
                              1994      1995      1996      1996       1997
                            --------  --------  --------  ---------  ---------
INCOME STATEMENT DATA:
  Revenues................. $393,317  $437,388  $547,336  $ 235,110  $ 303,977
  Gross profit.............   67,218    77,646    98,282     41,708     56,149
  Income before income
   taxes...................   28,591    32,557    44,432     16,791     21,760
  Net income...............   17,663    20,539    27,379     10,537     13,497
SELECTED OPERATING DATA:
  Gross profit margin......     17.1%     17.8%     18.0%      17.7%      18.5%
  Number of homes closed...    2,360     2,474     3,284      1,429      1,825
  New sales orders, net
   (homes)(1)..............    2,327     2,553     3,488      1,727      2,032
  New sales orders, net ($
   value)(1)............... $394,587  $449,260  $585,489  $ 290,266  $ 342,135
  Sales backlog at end of
   period (homes)(2).......      773     1,000     1,204      1,298      1,841
  Sales backlog at end of
   period ($ value)(2)..... $140,524  $170,736  $208,888  $ 225,891  $ 324,455
OTHER FINANCIAL DATA:
  Depreciation and
   amortization............ $  1,190  $  2,025  $  2,583  $   1,408  $   1,651
  Interest incurred........    7,269    12,002    14,835      7,554      9,011
  Ratio of earnings to
   fixed charges(3)........    4.46x     3.43x     3.68x      2.83x      3.03x
                               AS OF SEPTEMBER 30,          AS OF MARCH 31,
                            ----------------------------  --------------------
                              1994      1995      1996      1996       1997
                            --------  --------  --------  ---------  ---------
BALANCE SHEET DATA:
  Inventories.............. $204,094  $282,908  $345,283  $ 319,336  $ 541,444
  Total assets.............  230,898   318,787   402,913    362,085    634,609
  Total debt...............  108,578   169,879   169,873    157,541    318,550
  Stockholders' equity.....   84,553   106,073   177,638    160,592    236,964

--------------------
(1) Represents homes placed under contract during the period, net of cancellations. See "Business--Marketing and Sales."
(2) Represents homes under contract but not yet closed at the end of the period. See "Business--Marketing and Sales."
(3) For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of income from continuing operations before income taxes, interest amortized to cost of sales, interest expense and the portion of rent expense deemed to represent interest. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest.

                                 RISK FACTORS

  Prior to purchasing the Notes offered hereby, prospective purchasers should consider all of the information set forth in this Prospectus Supplement and in the accompanying Prospectus and, in particular, should evaluate the risk factors set forth below.

  Substantial Leverage. The Company has, and after consummation of the Offering will continue to have, significant debt service obligations. As of March 31, 1997, after giving pro forma effect to the Offering, the Company would have had total indebtedness of $321.5 million. The degree to which the Company is leveraged could have important consequences to holders of the Notes, including (i) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes may be limited; (ii) a substantial portion of the Company's cash flows from operations must be dedicated to the payment of the principal of and interest on its indebtedness and will not be available for other purposes; (iii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, the changes in its business; (iv) the Company is more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (v) the Company's high degree of indebtedness will make it more vulnerable in the event of a downturn in its business or in general economic conditions. The ability of the Company to meet its debt service and other obligations will depend upon its future performance. The Company is engaged in businesses that are substantially affected by changes in economic cycles and whose revenues and earnings vary with the level of general economic activity in the markets they serve as well as by financial, political, business and other factors, many of which are beyond the Company's control. The Company's ability to meet its debt service obligations also may be affected by changes in prevailing interest rates, as borrowings under the Credit Facilities bear interest at floating rates. See "Capitalization."

  In the event that internally generated funds and amounts available under the Credit Facilities are not sufficient to fund the Company's capital expenditures and its debt service obligations, including the Notes, the Company would be required to raise additional funds through the sale of equity securities, the refinancing of all or part of its indebtedness or the sale of assets. Each of these alternatives is dependent upon financial, business and other general economic factors affecting the Company, many of which are beyond the control of the Company, and there can be no assurance that any such alternatives would be available to the Company, if at all, on satisfactory terms. While the Company believes that cash flow generated by operations, along with borrowing availability under the Credit Facilities, will provide adequate sources of long-term liquidity, a significant drop in operating cash flows resulting from economic conditions, competition or other uncertainties beyond the Company's control could increase the need for refinancing or new capital.

  The Indenture governing the Notes imposes restrictions on the operations and activities of the Company. The most significant restrictions relate to debt incurrence, sales of assets and cash distributions by the Company and require the Company to comply with certain financial covenants. The failure to comply with any of these restrictions or covenants could result in an event of default under the applicable instrument, which could permit acceleration of the debt under such instrument and in some cases acceleration of debt under other instruments that contain cross-acceleration or cross-default provisions. See "Description of Notes."

  General Real Estate, Economic and Other Conditions. The homebuilding industry is cyclical and is significantly affected by changes in general and local economic conditions, such as employment levels, availability of financing for homebuyers, interest rates, consumer confidence and housing demand. In addition, homebuilders are subject to various risks, including competitive overbuilding, availability and cost of building lots, materials and labor, weather conditions, delays in construction schedules, cost overruns, changes in governmental regulation and increases in real estate taxes and other local government fees. Moreover, homebuilders are subject to the risks associated with natural disasters such as hurricanes, earthquakes and fires. The Company and its competitors also are impacted by comprehensive local, state and Federal statutes and rules regulating environmental matters, zoning, building design and density requirements, as they affect the availability and cost of building lots and the timing of homebuilding activities.

  Interest Rates; Mortgage Financing. Virtually all purchasers of the Company's homes finance their acquisitions through third-party lenders providing mortgage financing. In general, housing demand is adversely affected by increases in interest rates, decreasing availability of mortgage financing, increasing housing costs and unemployment. If mortgage interest rates increase and the ability of prospective buyers to finance home purchases is adversely affected, the Company's operating results may be negatively impacted. The Company's homebuilding activities also are dependent upon the availability and cost of mortgage financing for buyers of homes owned by potential customers so those customers can sell their existing homes and purchase a home from the Company. In addition, the Company believes that the availability of Federal Housing Administration and Veterans Administration mortgage financing is an important factor in marketing many of its homes. Any limitations or restrictions on the availability of such financing could adversely affect the Company's sales. See "Business--Customer Financing."

  Competition. The homebuilding industry is highly competitive and fragmented. Homebuilders compete not only for homebuyers, but also for desirable properties, financing, raw materials and skilled labor. The Company competes with other local, regional and national homebuilders, often within larger subdivisions designed, planned and developed by such homebuilders. Some of the Company's competitors have longer operating histories and greater financial, marketing and sales resources than the Company, including, in some instances, affiliated mortgage companies.

  Future Capital Requirements. The Company's operations require significant amounts of cash and the Company will be required to seek additional capital for the future growth and development of its business. There can be no assurance as to the terms or availability of such additional capital. If the Company is not successful in obtaining sufficient capital, it could result in a reduction in sales and may adversely affect the Company's future growth and results of operations.

  Acquisitions. From April 1994, through the present, the Company has acquired six homebuilding companies. In the future, the Company intends to acquire additional homebuilding companies. Subsequent to the acquisitions, the previous owners of the acquired companies normally continue to manage their operations as subsidiaries of the Company. Although the Company believes that it has generally integrated these acquired companies into its operations without substantial costs, delays or other problems, the Company has experienced some delay in attaining operating efficiencies associated with the acquisition of the Torrey Group of Atlanta ("Torrey"). There is no assurance that the Company will be able to successfully integrate the operations of future acquisitions of homebuilding companies. In addition, while the Company believes that its management has been effective in overseeing the combined operations of the Company and its acquisitions, there can be no assurance that the Company will be able to implement successfully its operating and growth strategies in each of its markets. Finally, there can be no assurance that the pace of the Company's acquisitions will not adversely affect the Company's efforts to integrate acquisitions and manage the acquired companies profitably.

  Control Relationships. Donald R. Horton and other affiliates of the Company own, directly or indirectly, approximately 39% of the Company's outstanding common stock. Accordingly, such persons may effectively be able to elect the entire board of Directors of the Company and control its management, operations and affairs. Donald R. Horton, along with his children and certain family trusts of which he and his wife and children are the beneficiaries, own approximately 34% of the Company's outstanding common stock. Circumstances may occur in which the interest of the controlling shareholders could be in conflict with the interests of the holders of Notes. In addition, such persons may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in the Company, even though such transactions may involve risks to the holders of Notes.

  Ranking. The Notes and the Guarantees will be general unsecured obligations of the Company and the Guarantors, respectively, ranking pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company and the Guarantors. Because they are unsecured, however, the Notes and the Guarantees will be junior to any secured indebtedness of the Company and of the Guarantors as to claims against the assets securing such indebtedness. The Indenture will permit the Company to incur significant amounts of secured indebtedness. See "Description of Notes."

  Exercise of Change of Control Rights. Upon the occurrence of a Change of Control, the Company would be required to offer to purchase the Notes at 101% of their principal amount, together with all accrued and unpaid interest, if any. In such event, the Company may not have sufficient resources to satisfy its purchase obligations resulting from a Change of Control. See "Description of Notes."

  Fraudulent Conveyance Issues. Although holders of Notes will be direct creditors of the Guarantors by virtue of the Guarantees, existing or future creditors of any Guarantor could avoid or subordinate such Guarantor's Guarantee under fraudulent conveyance laws if they were successful in establishing that (i) such Guarantee was incurred with fraudulent intent or
(ii) such Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and that it (w) was insolvent at the time of such issuance, (x) was rendered insolvent by reason of such issuance, (y) was engaged in a business or transaction for which its assets constituted unreasonably small capital to carry on its business or (z) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured. Management of the Company and the Guarantors believe that the Guarantors (w) will be solvent at the time of the issuance of the Guarantees, (x) will not be rendered insolvent by reason of such issuance, (y) are not engaged in a business or transaction for which their assets constitute unreasonably small capital to carry on their business and (z) do not intend to incur, or believe that they will incur, debts beyond their ability to pay such debts as they mature.

  The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of the company's debts, including contingent, unliquidated and unmatured liabilities, is greater than all of such company's property at a fair valuation, or if the present fair saleable value of the company's assets is less than the amount that will be required to pay the probably liability on its existing debts as they become absolute and matured.

  Lack of a Public Market for the Notes. The Notes are a new issue of securities. There is no active public trading market for the Notes. The Company intends to apply for listing of the Notes on the New York Stock Exchange; however, there can be no assurance that the Notes will be so listed. The Underwriter has advised the Company that, if the Notes are not listed on a securities exchange, it currently intends to make a market in the Notes, but the Underwriter is not obligated to do so and may discontinue any such market-making at any time. There can be no assurance as to the liquidity of any market that may develop for the Notes, the ability of holders to sell their Notes or the price at which holders would be able to sell their Notes.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Notes in the Offering are estimated to be approximately $147.1 million. The Company intends to use the proceeds from the Offering for general corporate purposes, including, among other things, development of new residential properties, acquisition of residential development properties and/or other homebuilding companies and temporary reduction of existing indebtedness under the Credit Facilities. See footnote 3 to "Capitalization". Borrowings under the Company's various Credit Facilities bear interest at effective rates ranging from LIBOR plus 1.20% to LIBOR plus 1.85%.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at March 31, 1997, as adjusted to reflect the sale by the Company of the Notes offered hereby and the application of the estimated net proceeds therefrom.

                                                           MARCH 31, 1997
                                                       -------------------------
                                                                   AS ADJUSTED
                                                        ACTUAL       (1) (2)
                                                       ----------- -------------
                                                       (DOLLARS IN THOUSANDS)
Debt:
  Notes Payable(3)....................................    $318,550  $   171,472
  8 3/8% Senior Notes due 2004........................         --       150,000
                                                       -----------  -----------
  Total debt..........................................     318,550      321,472
                                                       -----------  -----------
Stockholders' equity:
  Preferred Stock, $.10 par value; 30,000,000 shares
   authorized,
   no shares issued...................................         --           --
  Common Stock, $.01 par value; 100,000,000 shares
   authorized;
   36,839,791 shares, issued and outstanding..........         368          368
  Additional capital..................................     206,147      206,147
  Retained earnings...................................      30,449       30,449
                                                       -----------  -----------
Total stockholders' equity............................     236,964      236,964
                                                       -----------  -----------
Total capitalization..................................    $555,514  $   558,436
                                                       ===========  ===========

---------------------
(1) As adjusted to reflect the sale of $150 million of Notes offered hereby by the Company and the application of the estimated net proceeds therefrom to temporarily reduce indebtedness under the Credit Facilities. See "Use of Proceeds."
(2) Does not reflect 2,254,833 additional shares of Common Stock subject to outstanding options as of March 31, 1997, pursuant to the Company's 1991 Stock Incentive Plan.
(3) Presently, the Company has a $425 million unsecured credit facility with 12 financial institutions that matures in April 2000 and 2001. This facility contains financial covenants generally relating to cash dividends, minimum interest coverage, net worth, leverage, certain inventory levels and other matters. Additionally, the Company has a $25 million unsecured credit facility with a bank that expires upon six months' notice. The Company is in the process of extending and expanding its $425 million unsecured credit facility to $625 million with maturity dates in 2001 and 2002. This new credit facility will provide for a $200 million, five-year term note, a $400 million, four-year revolving credit facility, and $25 million in standby letters of credit. The new facility will contain certain financial covenants relating to cash dividends, minimum interest coverage, leverage and certain inventory levels. Covenants in the existing and new facilities will continue to limit borrowings based on inventory levels. A Change of Control will continue to constitute an event of default under these facilities.

                                   BUSINESS

  The Company is engaged primarily in the construction and sale of single-family homes in the Mid-Atlantic, Midwest, Southeast, Southwest and Western regions of the United States. The Company offers high-quality homes with custom features, designed principally for the entry-level and move-up market segments. The Company's homes generally range in size from 1,000 to 5,000 square feet and range in price from $80,000 to $600,000. For the year ended September 30, 1996, the Company closed homes with an average sales price approximating $166,600. The average sales price of homes closed in the six months ended March 31, 1997, was $166,300.

  The Company is one of the most geographically diversified homebuilders in the United States, with operating divisions in 21 states and 27 markets. These markets include Albuquerque, Atlanta, Austin, Birmingham, Charlotte, Chicago, Cincinnati, Dallas/Fort Worth, Denver, Greensboro, Greenville, Houston, Kansas City, Las Vegas, Los Angeles, Minneapolis/St. Paul, Nashville, North Central New Jersey, Orlando, Pensacola, Phoenix, Raleigh/Durham, Salt Lake City, San Diego, South Florida, St. Louis and suburban Washington, D.C. The Company was incorporated in Delaware on July 1, 1991, to acquire all of the assets and businesses of 25 predecessor companies, which were residential home construction and development companies owned or controlled by Donald R. Horton.

  The Company's principal executive offices are located at 1901 Ascension Blvd., Suite 100, Arlington, Texas 76006, and its telephone number is (817) 856-8200.

OPERATING STRATEGY

  The Company believes that there are several important elements to its operating strategy which have enabled it to achieve consistent growth and profitability. The following are important elements of this strategy:

  Geographic Diversification. From 1978 to late 1987, the Company's homebuilding activities were conducted exclusively in the Dallas/Fort Worth area. The Company then instituted a policy of diversifying geographically, entering the following markets in the years indicated:

      YEAR ENTERED                                MARKETS
      ------------                                -------
      Late 1987............. Phoenix
        1988................ Atlanta, Orlando
        1989................ Charlotte
        1990................ Houston
        1991................ Suburban Washington D.C.
        1992................ Chicago, Cincinnati, Raleigh/Durham, South Florida
        1993................ Austin, Los Angeles, Salt Lake City, San Diego
        1994................ Kansas City, Las Vegas, Minneapolis/St. Paul
        1995................ Birmingham, Denver, Greensboro, St. Louis
        1996................ Albuquerque, Pensacola
        1997................ Greenville, Nashville, North Central New Jersey

  The Company continually monitors the sales and margins achieved in each of the subdivisions in which it operates as part of an overall evaluation of the employment of its capital. While the Company believes there are significant growth opportunities in its existing markets, it intends to continue its policy of geographic diversification by seeking to enter new markets. The Company believes that its diversification strategy mitigates the effects of local and regional economic cycles and enhances its growth potential. Typically, the Company will not invest material amounts in real estate, including raw land, developed lots, models and speculative homes, or overhead in start-up operations in new markets until such markets demonstrate significant growth potential and acceptance of the Company and its products.

  Acquisitions. As an integral component of the Company's operational strategy of continued expansion and geographic diversification, the Company continually evaluates opportunities for strategic acquisitions. The Company believes that the expansion of its operations through the acquisition of existing homebuilding companies affords it several benefits not found in start-up operations. Such benefits include established land positions and inventories; existing relationships with land owners, developers, subcontractors and suppliers; brand name recognition; and proven product acceptance by homebuyers in the market. In evaluating potential acquisition candidates, the Company seeks homebuilding companies that have an excellent reputation, a track record of profitability and a strong management team with an entrepreneurial orientation. The Company has limited the risks associated with acquiring a going concern by conducting extensive operational, financial and legal due diligence on each acquisition candidate and by only acquiring homebuilding companies that the Company believes should have an immediate positive impact on the Company's earnings.

  The Company has acquired six homebuilding companies since 1994:

     DATE ACQUIRED                     ENTITIES ACQUIRED                           MARKETS
     -------------                     -----------------                           -------
April, 1994............. Joe Miller Homes, Inc./Argus Development, Inc. Minneapolis/St. Paul
July, 1995.............. Arappco Inc.                                   Greensboro
September, 1995......... Regency Development, Inc.                      Birmingham
October, 1996........... Trimark Communities, L.L.C.                    Denver
December, 1996.......... SGS Communities, Inc.                          North Central New Jersey
February, 1997.......... The Torrey Group of Companies                  Atlanta, Charlotte, Greenville
                                                                        and Raleigh/Durham

  In both existing and new markets, the Company anticipates that it will continue to evaluate potential future acquisition opportunities that satisfy its acquisition criteria.

  In February 1997, the Company completed the acquisition of all of the outstanding capital stock of the entities comprising the Torrey Group of Atlanta, Georgia ("Torrey") for $28.5 million in cash, 844,444 newly issued shares of the Company's common stock, valued at $9.2 million, and a contingent payment estimated at $1 million. In addition, $8.4 million was paid to partnerships affiliated with Torrey for real estate assets of such partnerships. The Company also assumed and refinanced approximately $80.6 million of indebtedness and other obligations.

  Torrey has been the leading builder of single-family homes in the large and growing Atlanta, Georgia market for the past three years as reported in Builder Magazine. Atlanta has been the largest housing market in the United States for the past three years based on single-family building permits issued. Torrey targets both entry-level and first time move-up buyers. For the twelve months ended September 30, 1996, Torrey delivered 1,442 homes, generating $183.8 million of revenue. In addition to building homes in the Atlanta market, Torrey has homebuilding operations in Charlotte and Raleigh/Durham, North Carolina, and Greenville, South Carolina. Despite Torrey's leading market share position in the Atlanta market, the Company believes that it can improve Torrey's operating results by providing additional and lower cost capital and operating synergies.

  The Company believes that the Torrey acquisition is consistent with its strategy of selectively pursuing acquisitions of homebuilders that have an excellent reputation, a track record of profitability, and a strong management team.

  Market Focus--Custom Features. The Company positions itself between large volume homebuilders and local custom homebuilders by offering a broader selection of homes that typically have more amenities and greater design flexibility than homes offered by volume builders, at prices that are generally more affordable than those charged by local custom builders. The Company generally offers between five and ten home designs that it believes will appeal to local homebuyers at each of its subdivisions, but is prepared to offer additional building plans and options that may be more suitable or desirable to homebuyers. The Company also is prepared to customize such designs to the individual tastes and specifications of its homebuyers. While most design modifications are significant to homebuyers, such changes typically involve relatively minor adjustments including, among other things, modifying the interior or exterior dimensions of the home and changing exterior materials. Such changes generally improve the Company's gross margins. Consequently, the Company believes that it is able to maintain the efficiencies of a volume builder while delivering high-quality, personalized homes to its customers. The Company believes that its ability to cater to the design tastes and desires of the prospective homebuyer at competitive prices, even at the entry-level, distinguishes it from many of its competitors.

  Decentralized Operations. The Company's homebuilding activities are decentralized to give more operating flexibility to its local division managers. The Company's homebuilding activities are conducted through 34 operating divisions, some of which are in the same general market area. Generally, each operating division consists of a vice president, an office manager and staff, a sales manager, one to eleven sales people and one construction manager, who oversees one to nine construction supervisors. The Company believes that division managers, who are intimately familiar with local conditions, make better decisions regarding local operations than do the centralized, corporate management teams who make such decisions for many of its competitors. Each operating division is responsible for preliminary site selection, negotiation of option or similar contracts, and overseeing land development activities. Site selection and lot acquisition typically involve a feasibility study by the operating division, including soil and environmental reviews, a review of existing zoning and other governmental requirements, and a review of the need for and extent of offsite work and additional lot preparation required to meet local building codes. Each operating division also plans its homebuilding schedule, selects the building plans and architectural scheme for its subdivisions, obtains all necessary building approvals, and develops a marketing plan for its homes. Division managers receive performance bonuses based upon achieving targeted operating levels in their operating divisions.

  The Company's corporate office controls key risk elements by retaining oversight and responsibility for final approval of all land and lot acquisitions, inventory levels, financing arrangements, accounting and management reporting, payment of subcontractor invoices, payroll and employee benefits.

  Cost Management. The Company strives to control its overhead costs by centralizing its administrative and accounting functions and by limiting the number of field administrative personnel and middle level management positions. The Company also attempts to minimize advertising costs by participating in promotional activities, publications and newsletters sponsored by local real estate brokers, mortgage companies, utility companies and trade associations, and, in certain instances, by positioning its subdivisions in conspicuous locations that permit it to take advantage of local traffic patterns.

  The Company attempts to control construction costs through the efficient design of its homes and by obtaining favorable pricing from certain subcontractors based on the high volume of work they perform for the Company. The Company's management information systems, including the purchase order system, also assist in controlling construction costs by allowing corporate and division management to monitor expenditures on a home-by-home basis. In addition, the Company's management information systems allow the Company to monitor its inventory composition and levels, thereby controlling capital and overhead costs.

  Limited Real Estate Exposure. The Company generally acquires developed building lots pursuant to lot option and similar contracts after all zoning and other governmental entitlements and approvals are obtained. By utilizing lot option contracts, the Company purchases the right, but not the obligation, to buy building lots at predetermined prices on a takedown schedule commensurate with anticipated home closings. The lot option contracts are generally on a nonrecourse basis, thereby limiting the Company's financial exposure to earnest money deposits given to property sellers. This practice enables the Company to control significant lot positions with minimal up front capital and substantially reduces the risks associated with land ownership and development. The Company attempts to control a two to four year supply of building lots within each market based on current and expected absorption rates. At March 31, 1997, the Company held lot option and similar contracts for 12,146 lots with an estimated aggregate purchase price approximating $340 million. These options are secured by cash deposits approximating $5.3 million, letters of credit approximating $1.6 million and promissory notes approximating $1.7 million.

MARKETS

  The Company's homebuilding activities are conducted in five geographic regions, comprised of the following markets:

GEOGRAPHIC REGION                                    MARKETS
-----------------                                    -------
Mid-Atlantic..     Charlotte, Greensboro, Greenville, North Central New Jersey, Raleigh/Durham,
                   Suburban Washington, D.C.
Midwest.......     Chicago, Cincinnati, Kansas City, Minneapolis/St. Paul, St. Louis
Southeast.....     Atlanta, Birmingham, Nashville, Orlando, Pensacola, South Florida
Southwest.....     Albuquerque, Austin, Dallas/Fort Worth, Houston, Phoenix
Western.......     Denver, Las Vegas, Los Angeles, Salt Lake City, San Diego

  The Company's operations in each of its markets differ based on a number of market-specific factors. These factors include regional economic conditions and job growth, land availability and the local land development process, consumer tastes, competition from other builders of new homes and secondary home sales activity. The Company considers each of these factors when entering new markets or conducting operations in existing markets.

  Revenues for the Company by geographic region are:

                                                                  SIX MONTHS
                                     YEAR ENDED SEPTEMBER 30,   ENDED MARCH 31,
                                    -------------------------- -----------------
                                      1994     1995     1996     1996     1997
                                    -------- -------- -------- -------- --------
                                                   (IN THOUSANDS)
Mid-Atlantic....................... $121,829 $113,251 $116,452 $ 56,151 $ 57,485
Midwest............................   54,072   69,929   88,461   26,926   41,097
Southeast..........................   53,384   49,291   87,181   41,829   58,376
Southwest..........................  139,420  153,074  173,802   83,078   88,596
Western............................   24,612   51,843   81,440   27,126   58,423
                                    -------- -------- -------- -------- --------
  Total............................ $393,317 $437,388 $547,336 $235,110 $303,977
                                    ======== ======== ======== ======== ========

LAND POLICIES

  While the Company expects to continue to utilize lot option and similar contracts to secure developed lots, it will pursue selected land acquisition and development opportunities to augment its inventory of low-cost, quality building lots and to maximize profit opportunities. Substantially all of the land acquired by the Company is purchased only after necessary entitlements have been obtained so that the Company has the right to begin development or construction. The Company generally limits its acquisitions to smaller tracts of entitled land that will yield under 150 lots when developed and, where possible, obtains options to acquire adjacent parcels for later development. By limiting its acquisition and development activities to smaller parcels of land, the Company reduces the financial and market risks associated with holding land during the development period. Before it acquires tracts of land, the Company will, among other things, complete a feasibility study, which includes soil tests, independent environmental studies and other engineering work, and determine that all necessary zoning and other governmental entitlements required to develop and use the property for home construction have been acquired. At March 31, 1997, only about 41% of the Company's total lot position of 20,472 lots was purchased as finished lots or was being or had been developed by the Company. Although the Company purchases land and engages in land development activities primarily to support its own homebuilding activities, lots and land are occasionally sold to other developers and homebuilders.

  The following table sets forth a summary of the Company's land/lot positions at March 31, 1997:

   Finished lots owned by the Company....................................  1,115
   Lots under development owned by the Company...........................  7,211
                                                                          ------
     Total lots owned....................................................  8,326
   Lots available under lot option and similar contracts................. 12,146
                                                                          ------
     Total land/lot position............................................. 20,472
                                                                          ======

  The Company also seeks to limit its exposure to real estate inventory risks by (i) generally commencing construction of homes under contract only after receipt of a satisfactory down payment and, where applicable, the buyer's receipt of mortgage approval, (ii) limiting the number of speculative homes (homes started without an executed sales contract) built in each subdivision; and (iii) closely monitoring local market and demographic trends, housing preferences and related economic developments, such as new job opportunities, local growth initiatives and personal income trends.

CONSTRUCTION

  The Company's home designs are prepared by architects in each of the Company's markets to appeal to the local tastes and preferences of the community. Optional interior and exterior features also are offered by the Company to enhance the basic home design and to promote the custom aspect of the Company's sales efforts.

  Substantially all of the Company's construction work is performed by subcontractors. The Company's construction supervisors monitor the construction of each home, participate in material design and building decisions, coordinate the activities of subcontractors and suppliers, subject the work of subcontractors to quality and cost controls and monitor compliance with zoning and building codes. Subcontractors typically are retained for a specific subdivision pursuant to a contract that obligates the subcontractor to complete construction at a fixed price. Agreements with the Company's subcontractors and suppliers generally are negotiated for each subdivision. The Company competes with other homebuilders for qualified subcontractors, raw materials and lots in the markets where it operates.

  Construction time for the Company's homes depends on the weather, availability of labor, materials and supplies, and other factors. The Company typically completes the construction of a home within four months.

  The Company does not maintain significant inventories of construction materials, except for work in process materials for homes under construction. Typically, the construction materials used in the Company's operations are readily available from numerous sources. The Company does not have any long-term contracts with suppliers of its building materials. In recent years, the Company has not experienced any significant delays in construction due to shortages of materials or labor.

MARKETING AND SALES

  The Company markets and sells its homes through commissioned employees and independent real estate brokers. Home sales are typically conducted from sales offices located in furnished model homes used in each subdivision. At March 31, 1997, the Company owned 313 model homes. These model homes generally are not offered for sale until the completion of the respective subdivision. The Company's sales personnel assist prospective homebuyers by providing them with floor plans, price information, tours of model homes and the selection of options and other custom features. Such personnel are trained by the Company and kept informed as to the availability of financing, construction schedules and marketing and advertising plans.

  In addition to using model homes, the Company typically builds a limited number of speculative homes in each subdivision to enhance its marketing and sales activities. Construction of these speculative homes also is necessary to satisfy the requirements of relocated personnel and independent brokers, who often represent homebuyers requiring a completed home within 60 days. A majority of these speculative homes are sold while under construction or immediately following completion. The number of speculative homes is influenced by local market factors, such as new employment opportunities, significant job relocations, growing housing demand and the length of time the Company has built in the market. Depending upon the seasonality of each of its markets, the Company seeks to limit its speculative homes to approximately five homes per subdivision. At March 31, 1997, the Company was operating in 272 subdivisions and averaged six speculative homes in each subdivision.

  The Company advertises on a limited basis in newspapers and in real estate broker, mortgage company and utility publications, brochures, newsletters and billboards. To minimize advertising costs, the Company attempts to operate in subdivisions in conspicuous locations that permit it to take advantage of local traffic patterns. The Company also believes that model homes play a significant role in its marketing efforts. Consequently, the Company expends significant efforts in creating an attractive atmosphere in its model homes.

  Sales of the Company's homes generally are made pursuant to a standard sales contract which requires a down payment of 5% to 10% of the sales price. The contract includes a financing contingency which permits the customer to cancel in the event mortgage financing at prevailing interest rates is unobtainable within a specified period, typically four to six weeks, and may include other contingencies, such as the sale of an existing home. The Company includes a home sale in its sales backlog upon execution of the sales contract and receipt of the initial down payment. The Company does not recognize revenue upon the sale of a home until the home is closed and title passes. The Company estimates that the average period between the execution of a sales contract for a home and closing is approximately three to five months for presold homes.

CUSTOMER SERVICE AND QUALITY CONTROL

  The Company's operating divisions are responsible for pre-closing, quality control inspections and responding to customers' post-closing needs. The Company believes that prompt and courteous response to homebuyers' needs during and after construction reduces post-closing repair costs, enhances the Company's reputation for quality and service, and ultimately leads to significant repeat and referral business from the real estate community and homebuyers. The Company provides its homebuyers with a limited one-year warranty on workmanship and building materials. The subcontractors who perform most of the actual construction in turn provide warranties of workmanship to the Company, and generally are prepared to respond to the Company and homeowner promptly upon request. In most cases, the Company supplements its one-year warranty by purchasing a ten-year limited warranty from a third party. To cover its potential warranty obligations, the Company accrues an estimated amount for future warranty costs.

CUSTOMER FINANCING

  In 1996, the Company formed D.R. Horton Mortgage Company, Ltd., a joint venture with a third party, to provide mortgage financing services, principally to purchasers of homes built and sold by the Company. D.R. Horton Mortgage presently provides services in Dallas/Fort Worth, Austin, Houston and Phoenix.

  In its other markets, the Company does not provide mortgage financing but works with a variety of mortgage lenders that make available to homebuyers a range of conventional mortgage financing programs. By making information about these programs available to prospective homebuyers and maintaining a relationship with such mortgage lenders, the Company is able to coordinate and expedite the entire sales transaction by ensuring that mortgage commitments are received and that closings take place on a timely and efficient basis.

TITLE SERVICES

  Through its wholly owned subsidiaries, DRH Title Company of Texas, Ltd. and DRH Title Company of Florida, Inc., the Company serves as a title insurance agent by providing title insurance policies and closing services to purchasers of homes built and sold by the Company in the Dallas/Fort Worth, Austin and Florida markets. The Company assumes no underwriting risk associated with these title policies.

EMPLOYEES

  At March 31, 1997, the Company employed 1,152 persons, of whom 327 were sales and marketing personnel, 390 were executive, administrative and clerical personnel, 423 were involved in construction, and 12 worked in title operations. Fewer than 10 of the Company's employees are covered by collective bargaining agreements. Certain of the subcontractors which the Company engages are represented by labor unions or are subject to collective bargaining agreements. The Company believes that its relations with its employees and subcontractors are good.

                             DESCRIPTION OF NOTES

  The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms of the Debt Securities set forth under the heading "Descriptions of Debt Securities" in the accompanying Prospectus, to which description reference is hereby made. The Notes will be issued under an Indenture dated as of June 9, 1997, among the Company, the Guarantors and American Stock Transfer and Trust Company, as trustee (the "Trustee"), as supplemented by a First Supplemental Indenture (the "Supplemental Indenture") thereto (such Indenture and Supplemental Indenture, collectively, the "Indenture"). The following is a summary of the material terms and provisions of the Notes. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. The Notes are subject to all such terms, and prospective purchasers of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms. As used in this "Description of Notes," the term "Company" refers to D.R. Horton, Inc. and not any of its Subsidiaries.

  Definitions of certain terms are set forth under "--Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference.

GENERAL

  The Notes will bear interest from the date the Notes are first issued under the Indenture at the rate per annum shown on the cover page of this Prospectus, payable semiannually on June 15 and December 15 of each year, commencing December 15, 1997, to holders of record at the close of business on June 1 or December 1, as the case may be, immediately preceding each such interest payment date. The Notes will mature on June 15, 2004, and will be issued in denominations of $1,000 and integral multiples thereof.

  The Notes will be general unsecured obligations of the Company limited to an aggregate principal amount of $250 million, of which an aggregate principal amount of $150 million will be issued in the Offering. Additional Notes ("Additional Notes") of up to $100 million aggregate amount may be issued in one or more series from time to time subject to the limitations set forth under "Certain Covenants--Limitations on Indebtedness." The Notes will be guaranteed by each of the Guarantors pursuant to the guarantees (the "Guarantees") described below. The Notes will be general unsecured obligations of the Company and rank senior in right of payment to all future Indebtedness of the Company that is, by its terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured Indebtedness of the Company that is not so subordinated. The Guarantees will be general unsecured obligations of the Guarantors and will rank senior in right of payment to all future Indebtedness of the Guarantors that is, by its terms, expressly subordinated in right of payment to the Guarantees and will rank pari passu in right of payment with all existing and future unsecured Indebtedness of the Guarantors that is not so subordinated.

  Secured creditors of the Company and the Guarantors will have a claim on the assets which secure the obligations of the Company and the Guarantors to such creditors prior to claims of holders of the Notes against those assets. At March 31, 1997, as adjusted to give effect to the Offering, the Company and the Guarantors would have had approximately $321.5 million (including the Notes) of Indebtedness outstanding, of which $8.7 million would have been secured Indebtedness and none of which would have been subordinated to the Notes.

REDEMPTION

  Except as set forth in the following sentence, the Notes will not be redeemable. The Company may redeem Notes, at any time prior to June 15, 2000, with the net cash proceeds of one or more Public Equity Offerings by the Company, at a redemption price equal to 108.375% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of redemption; provided, however, that after each such redemption not less than $97,500,000 principal amount of Notes (including any Additional Notes but excluding any Notes held by the Company or any of its Affiliates) remains outstanding. Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Public Equity Offering.

  Selection of the Notes or portions thereof for redemption pursuant to the foregoing shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless such method is otherwise prohibited. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder whose Notes are to be redeemed at the registered address of such holder. On and after the redemption date, interest ceases to accrue on the Notes or portions thereof called for redemption.

  There will be no sinking fund for the Notes.

THE GUARANTEES

  Each of the Guarantors will (so long as it remains a Restricted Subsidiary) unconditionally guarantee on a joint and several basis all of the Company's obligations under the Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. The Guarantees will be general unsecured obligations of the Guarantors and will rank pari passu with all existing and future unsecured Indebtedness of the Guarantors that is not, by its terms, expressly subordinated in right of payment to the Guarantees. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP. Except as provided in "Certain Covenants" below, the Company is not restricted from selling or otherwise disposing of any of the Guarantors.

  The Indenture will require that each existing and future Restricted Subsidiary be a Guarantor. The Company will be permitted to cause any Unrestricted Subsidiary to be a Guarantor.

  The Indenture will provide that if all or substantially all of the assets of any Guarantor or all of the Capital Stock of any Guarantor is sold (including by consolidation, merger, issuance or otherwise) or disposed of (including by liquidation, dissolution or otherwise) by the Company or any of its Subsidiaries, or, unless the Company elects otherwise, if any Guarantor is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture, then such Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Guarantor or a designation as an Unrestricted Subsidiary) or the Person acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be deemed automatically and unconditionally released and discharged from any of its obligations under the Indenture without any further action on the part of the Trustee or any holder of the Notes. An Unrestricted Subsidiary that is a Guarantor shall be deemed automatically and unconditionally released and discharged from all obligations under its Guarantee upon notice from the Company to the Trustee to such effect, without any further action required on the part of the Trustee or any Holder.

  A sale of assets or Capital Stock of a Guarantor may constitute an Asset Disposition subject to the "Limitations on Disposition of Assets" covenant.

CERTAIN COVENANTS

  The following is a summary of certain covenants that will be contained in the Indenture. Such covenants will be applicable (unless waived or amended as permitted by the Indenture) so long as any of the Notes are outstanding or until the Notes are defeased pursuant to provisions described under "Defeasance of Indenture."

  Repurchase of Notes upon Change of Control. In the event that there shall occur a Change of Control, each holder of Notes shall have the right, at such holder's option, to require the Company to purchase all or any part of such holder's Notes on a date (the "Repurchase Date") that is no later than 60 days after notice of the Change of Control, at 101% of the principal amount thereof plus accrued interest to the Repurchase Date.

  On or before the thirtieth day after any Change of Control, the Company is obligated to mail, or cause to be mailed, to all holders of record of Notes a notice regarding the Change of Control and the repurchase right. The notice shall state the Repurchase Date, the date by which the repurchase right must be exercised, the price for the Notes and the procedure which the holder must follow to exercise such right. Substantially simultaneously with mailing of the notice, the Company shall cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, The City of New York. To exercise such right, the holder of such Note must deliver at least ten days prior to the Repurchase Date written notice to the Company (or an agent designated by the Company for such purpose) of the holder's exercise of such right, together with the Note with respect to which the right is being exercised, duly endorsed for transfer; provided, however, that if mandated by applicable law, a holder may be permitted to deliver such written notice nearer to the Repurchase Date than may be specified by the Company.

  The Company will comply with applicable law, including Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, if applicable, if the Company is required to give a notice of right of repurchase as a result of a Change of Control.

  The "Change of Control" definition, and the other components of this covenant, generally mean that the Company will be obligated to purchase Notes from tendering holders if control of the Company (whether through stock ownership, control of all or substantially all of the Company's assets or representation on the Board of Directors) is acquired by Persons other than Donald R. Horton and certain related persons.

  With respect to any disposition of assets, the phrase "all or substantially all" as used in the Indenture (including as set forth under "--Limitations on Mergers, Consolidations and Sales of Assets" below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders have the right to require the Company to repurchase Notes.

  None of the provisions relating to a repurchase upon a Change of Control is waivable by the Board of Directors of the Company. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control under the Indenture, but would increase the amount of Indebtedness outstanding at such time.

  The Indenture will require the payment of money for Notes or portions thereof validly tendered to and accepted for payment by the Company pursuant to a Change of Control offer. The Company's credit agreements may also be accelerated in the event of a Change of Control. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes and amounts due under other Indebtedness that the Company is required to repurchase or repay. After giving effect to this Offering and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds", the Company would not have sufficient funds available to purchase all of the outstanding Notes pursuant to a Change of Control offer. In the event that the Company were required to purchase outstanding Notes pursuant to a Change of Control offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

  Failure by the Company to purchase the Notes when required upon a Change of Control will result in an Event of Default with respect to the Notes.

  These provisions could have the effect of deterring hostile or friendly acquisitions of the Company where the Person attempting the acquisition views itself as unable to finance the purchase of the principal amount of Notes which may be tendered to the Company upon the occurrence of a Change of Control.

  Limitations on Indebtedness. The Indenture will provide that the Company will not, and will not cause or permit any Restricted Subsidiary, directly or indirectly, to, create, incur, assume, become liable for or guarantee the payment of (collectively, an "incurrence") any Indebtedness (including Acquired Indebtedness) unless, after giving effect thereto and the application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1.0.

  Notwithstanding the foregoing, the provisions of the Indenture will not prevent the incurrence of: (i) Permitted Indebtedness, (ii) Refinancing Indebtedness, (iii) Non-Recourse Indebtedness, (iv) any Guarantee of Indebtedness of the Company represented by the Notes and (v) any guarantee of Indebtedness incurred under Credit Facilities in compliance with the Indenture.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness may be incurred through the first paragraph of this covenant or by meeting the criteria of one or more of the types of Indebtedness described in the second paragraph of this covenant (or the definitions of the terms used therein), the Company, in its sole discretion,
(i) may classify such item of Indebtedness under and comply with either of such paragraphs (or any of such definitions), as applicable, (ii) may classify and divide such item of Indebtedness into more than one of such paragraphs (or definitions), as applicable, and (iii) may elect to comply with such paragraphs (or definitions), as applicable, in any order.

  The Company will not, and will not cause or permit any Guarantor to, directly or indirectly, in any event incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the Notes or the Guarantee of such Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Guarantor, as the case may be.

  Limitations on Restricted Payments. The Indenture will provide that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment unless:

    (i) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

    (ii) immediately after giving effect to such Restricted Payment, the Company could incur at least $1.00 of Indebtedness pursuant to the first paragraph of the "Limitations on Indebtedness" covenant; and

    (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments (including the Fair Market Value of any non-cash Restricted Payment) declared or made after the Issue Date does not exceed the sum of (a) 50% of the Consolidated Net Income of the Company on a cumulative basis during the period (taken as one accounting period) from and including the fiscal quarter of the Company in which the Issue Date occurs and ending on the last day of the Company's fiscal quarter immediately preceding the date of such Restricted Payment (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit), plus (b) 100% of the aggregate net cash proceeds of and the fair market value of Property received by the Company from (1) any capital contribution to the Company after the Issue Date or any issue or sale after the Issue Date of Qualified Stock (other than to any Subsidiary of the Company) and (2) the issue or sale after the Issue Date of any Indebtedness or other securities of the Company convertible into or exercisable for Qualified Stock of the Company that have been so converted or exercised, as the case may be, plus (c) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in the calculation of the Consolidated Net Income referred to in (a)) equal to the lesser of (x) the return of capital with respect to such Investment (including by dividend, distribution or sale of Capital Stock) and (y) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition or repayment of such Investment (to the extent not included in the calculation of the Consolidated Net Income referred to in (a)), plus (d) with respect to any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary after the Issue Date in accordance with the definition of Unrestricted Subsidiary (so long as the designation of such Subsidiary as an Unrestricted Subsidiary was treated as a Restricted Payment made after the Issue Date and only to the extent not included in the calculation of the Consolidated Net Income referred to in (a)), an amount equal to the lesser of (x) the proportionate interest of the Company or a Restricted Subsidiary in an amount equal to the excess of (I) the total assets of such Subsidiary, valued on an aggregate basis at the lesser of book value and Fair Market Value thereof, over (II) the total liabilities of such Subsidiary, determined in accordance with GAAP, and (y) the Designation Amount at the time of such Subsidiary's designation as an Unrestricted Subsidiary, plus (e) $20 million.

  The foregoing clauses (ii) and (iii) will not prohibit: (A) the payment of any dividend within 60 days of its declaration if such dividend could have been made on the date of its declaration without violation of the provisions of the Indenture; (B) the repurchase, redemption or retirement of any shares of Capital Stock of the Company in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other shares of Qualified Stock; and (C) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Company or any Subsidiary held by officers or employees or former officers or employees of the Company or any Subsidiary (or their estates or beneficiaries under their estates) not to exceed $10 million in the aggregate since the Issue Date; provided, however, that each Restricted Payment described in clauses (A) and (B) of this sentence shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (iii) of the immediately preceding paragraph.

  For purposes of determining the aggregate and permitted amounts of Restricted Payments made, the amount of any guarantee of any Investment in any Person that was initially treated as a Restricted Payment and which was subsequently terminated or expired, net of any amounts paid by the Company or any Restricted Subsidiary in respect of such guarantee, shall be deducted.

  In determining the "fair market value of Property" for purposes of clause
(iii) of the first paragraph of this covenant, Property other than cash, Cash Equivalents and Marketable Securities shall be deemed to be equal in value to the "equity value" of the Capital Stock or other securities issued in exchange therefor. The "equity value" of such Capital Stock or other securities shall be equal to (i) the number of shares of Common Equity issued in the transaction (or issuable upon conversion or exercise of the Capital Stock or other securities issued in the transaction) multiplied by the closing sale price of the Common Equity on its principal market on the date of the transaction (less, in the case of Capital Stock or other securities which require the payment of consideration at the time of conversion or exercise, the aggregate consideration payable thereupon) or (ii) if the Common Equity is not then traded on the New York Stock Exchange, American Stock Exchange or Nasdaq National Market, or if the Capital Stock or other securities issued in the transaction does not consist of Common Equity (or Capital Stock or other securities convertible into or exercisable for Common Equity), the value of such Capital Stock or other securities as determined by a nationally recognized investment banking firm retained by the Board of Directors of the Company.

  Limitations on Transactions with Affiliates. The Indenture will provide that the Company will not, and will not cause or permit any Restricted Subsidiary to, make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or otherwise dispose of any property or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, any Affiliate of the Company or any Affiliate of any of the Company's Subsidiaries or any holder of 10% or more of the Common Equity of the Company (including any Affiliates of such holders), in a single transaction or series of related transactions (each, an "Affiliate Transaction"), except for any Affiliate Transaction the terms of which are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with Persons who are not such a holder, an Affiliate of such a holder or an Affiliate of the Company or any of the Company's Subsidiaries.

  In addition, the Company will not, and will not cause or permit any Restricted Subsidiary to, enter into an Affiliate Transaction unless (i) with respect to any such Affiliate Transaction involving or having a value of more than $5 million, the Company shall have (x) obtained the approval of a majority of the Board of Directors of the Company and (y) either obtained the approval of a majority of the Company's disinterested directors or obtained an opinion of a qualified independent financial advisor to the effect that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view and (ii) with respect to any such Affiliate Transaction involving or having a value of more than $25 million, the Company shall have (x) obtained the approval of a majority of the Board of Directors of the Company and (y) delivered to the Trustee an opinion of a qualified independent financial advisor to the effect that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

  The Indenture will also provide that notwithstanding the foregoing, an Affiliate Transaction will not include (i) any contract, agreement or understanding with, or for the benefit of, or plan for the benefit of employees of the Company or its Subsidiaries generally (in their capacities as such) that has been approved by the Board of Directors of the Company, (ii) Capital Stock issuances to directors, officers and employees of the Company or its Subsidiaries pursuant to plans approved by the stockholders of the Company, (iii) any Restricted Payment otherwise permitted under the "Limitations on Restricted Payments" covenant, (iv) any transaction between or among the Company and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries (provided, however, no such transaction shall involve any other Affiliate of the Company (other than an Unrestricted Subsidiary to the extent the applicable amount constitutes a Restricted Payment permitted by the Indenture)) and (v) any transaction between one or more Restricted Subsidiaries and one or more Unrestricted Subsidiaries where all of the payments to, or other benefits conferred upon, such Unrestricted Subsidiaries are substantially contemporaneously dividended, or otherwise distributed or transferred without charge, to the Company or a Restricted Subsidiary.

  Limitations on Dispositions of Assets. The Indenture will provide that the Company will not, and will not cause or permit any Restricted Subsidiary to, make any Asset Disposition unless (x) the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value thereof, and (y) not less than 70% of the consideration received by the Company (or such Restricted Subsidiary, as the case may be) is in the form of cash, Cash Equivalents and Marketable Securities. The amount of any Indebtedness (other than any subordinated Indebtedness) of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Disposition shall be deemed to be consideration required by clause (y) above for purposes of determining the percentage of such consideration received by the Company or the Restricted Subsidiaries. The Net Cash Proceeds of an Asset Disposition shall, within one year, at the Company's election, (a) be used by the Company or a Restricted Subsidiary in the business of the construction and sale of homes conducted by the Company and the Restricted Subsidiaries or any other business of the Company or a Restricted Subsidiary existing at the time of such Asset Disposition or (b) to the extent not so used, be applied to make a Net Cash Proceeds Offer to purchase Notes and, if the Company or a Restricted Subsidiary elects or is required to do so, repay any other unsubordinated Indebtedness (on a pro rata basis if the amount available for such repurchase and repayment is less than the aggregate amount of (i) the principal amount of the Notes tendered in such Net Cash Proceeds Offer and (ii) the lesser of the principal amount, or accreted value, of such other unsubordinated Indebtedness, plus, in each case accrued interest to the date of repurchase or repayment) at 100% of the principal amount or accreted value thereof, as the case may be, plus accrued interest to the date of repurchase or repayment. Notwithstanding the foregoing, (A) the Company will not be required to apply such Net Cash Proceeds to the repurchase of Notes in accordance with clause
(b) of the preceding sentence except to the extent that such Net Cash Proceeds, together with the aggregate Net Cash Proceeds of prior Asset Dispositions (other than those so used) which have not been applied in accordance with this provision and as to which no prior Net Cash Proceeds Offer shall have been made, exceed 5% of Consolidated Tangible Assets and (B) in connection with any Asset Disposition, the Company and the

Restricted Subsidiaries will not be required to comply with the requirements of clause (y) of the first sentence of this paragraph to the extent that the aggregate non-cash consideration received in connection with such Asset Disposition, together with the sum of all non-cash consideration received in connection with all prior Asset Dispositions that has not yet been converted into cash, does not exceed 5% of Consolidated Tangible Assets; provided, however, that when any non-cash consideration is converted into cash, such cash shall constitute Net Cash Proceeds and be subject to the preceding sentence.

  Limitation on Issuance of Preferred Stock of Restricted Subsidiaries. The Indenture will provide that the Company will not permit any Restricted Subsidiary to issue any Preferred Stock (except to the Company or a Restricted Subsidiary) or permit any Person (other than the Company or a Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

  Limitations on Liens. The Indenture will provide that the Company will not, and will not cause or permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens, other than Permitted Liens, on any of its Property, or on any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, unless contemporaneously therewith or prior thereto all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligation or liability so secured until such time as such obligation or liability is no longer secured by a Lien.

  Limitations on Restrictions Affecting Restricted Subsidiaries. The Indenture will provide that the Company will not, and will not cause or permit any Restricted Subsidiary to, create, assume or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction (other than encumbrances or restrictions imposed by law or by judicial or regulatory action or by provisions of leases and other agreements that restrict the assignability thereof) on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any other Restricted Subsidiary, or pay interest on or principal of any Indebtedness owed to the Company or any other Restricted Subsidiary, (ii) make loans or advances to the Company or any other Restricted Subsidiary, or
(iii) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for (a) encumbrances or restrictions existing under or by reason of applicable law, (b) covenants or restrictions contained in Indebtedness in effect on the date of the Indenture as such covenants or restrictions are in effect on such date, (c) any restrictions or encumbrances arising under Acquired Indebtedness; provided, that such encumbrance or restriction applies only to either the assets that were subject to the restriction or encumbrance at the time of the acquisition or the obligor on such Indebtedness and its Subsidiaries, (d) any restrictions or encumbrances arising in connection with Refinancing Indebtedness; provided, however, that any restrictions and encumbrances of the type described in this clause (d) that arise under such Refinancing Indebtedness shall not be materially more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded, refinanced, replaced or extended, (e) any Permitted Lien, or any other agreement restricting the sale or other disposition of property, securing Indebtedness permitted by the Indenture if such Permitted Lien or agreement does not expressly restrict the ability of a Subsidiary of the Company to pay dividends or make or repay loans or advances prior to default thereunder, (f) reasonable and customary borrowing base covenants set forth in agreements evidencing Indebtedness otherwise permitted by the Indenture, (g) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary, and (h) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

  Limitations on Mergers, Consolidations and Sales of Assets. The Indenture will provide that neither the Company nor any Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the Notes, the Guarantees or the Indenture (as an entirety or substantially in one transaction or in a series of related transactions), to any Person (in each case other than in a transaction in which the Company or a Restricted Subsidiary is the survivor of a consolidation or merger, or the transferee in a sale, lease, conveyance or other disposition) unless: (i) the Person formed by or surviving such consolidation or merger (if other than the Company or the Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the "Successor"), is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company or the Guarantor, as the case may be, under the Notes or a Guarantee, as the case may be, and the Indenture, (ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing, (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Net Worth of the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction (exclusive of any adjustments to Consolidated Net Worth attributable to transaction costs) less any amount treated as a Restricted Payment in connection with such transaction in accordance with the Indenture and (iv) immediately after giving effect to such transaction, the Company could incur at least $1.00 of Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant. The foregoing provisions shall not apply to (i) a transaction involving the sale or disposition of Capital Stock of a Guarantor, or the consolidation or merger of a Guarantor, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor, that in any such case results in such Guarantor being released from its Guarantee as provided under "The Guarantees" above or (ii) a transaction the purpose of which is to change the state of incorporation of the Company or any Guarantor.

  Reports to Holders of Notes. The Company shall file with the Commission the annual reports and the information, documents and other reports required to be filed pursuant to Section 13 or 15(d) of the Exchange Act. The Company shall file with the Trustee and mail to each holder of record of Notes such reports, information and documents within 15 days after it files them with the Commission. In the event that the Company is no longer subject to these periodic requirements of the Exchange Act, it will nonetheless continue to file reports with the Commission and the Trustee and mail such reports to each holder of Notes as if it were subject to such reporting requirements. Regardless of whether the Company is required to furnish such reports to its stockholders pursuant to the Exchange Act, the Company will cause its consolidated financial statements and a "Management's Discussion and Analysis of Results of Operations and Financial Condition" written report, similar to those that would have been required to appear in annual or quarterly reports, to be delivered to holders of Notes.

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture:

    (i) the failure by the Company to pay interest on any Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

    (ii) the failure by the Company to pay the principal or premium of any Note when the same becomes due and payable at maturity, upon acceleration or otherwise;

    (iii) the failure by the Company or any Restricted Subsidiary to comply with any of its agreements or covenants in, or provisions of, the Notes, the Guarantees or the Indenture and such failure continues for the period and after the notice specified below (except in the case of a default with respect to the "Change of Control" and "Limitations on Mergers, Consolidations and Sales of Assets" covenants, which will constitute Events of Default with notice but without passage of time);

    (iv) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary that has an outstanding principal amount of $20 million or more, individually or in the aggregate, and such acceleration does not cease to exist, or such Indebtedness is not satisfied, in either case within 5 days after such acceleration;

    (v) the failure by the Company or any Restricted Subsidiary to make any principal or interest payment in an amount of $20 million or more, individually or in the aggregate, in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary within 5 days of such principal or interest becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness);

    (vi) a final judgment or judgments in an amount of $20 million or more, individually or in the aggregate, for the payment of money having been entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered;

    (vii) the Company or any Restricted Subsidiary that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

      (A) commences a voluntary case,

      (B) consents to the entry of an order for relief against it in an involuntary case,

      (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

      (D) makes a general assignment for the benefit of its creditors;

    (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

      (A) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary as debtor in an involuntary case,

      (B) appoints a Custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or a Custodian for all or substantially all of the property of the Company or any Restricted Subsidiary that is a Significant Subsidiary, or

      (C) orders the liquidation of the Company or any Restricted
    Subsidiary that is a Significant Subsidiary,

  and the order or decree remains unstayed and in effect for 60 days; or

    (ix) any Guarantee of a Guarantor which is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee).

  A Default as described in sub-clause (iii) above will not be deemed an Event of Default until the Trustee notifies the Company, or the holders of at least 25 percent in principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default and (except in the case of a default with respect to the "Change of Control" and "Limitations on Mergers, Consolidations and Sales of Assets" covenants) the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default." If such a Default is cured within such time period, it ceases.

  If an Event of Default (other than an Event of Default with respect to the Company resulting from sub-clauses (vii) or (viii) above), shall have occurred and be continuing under the Indenture, the Trustee by notice to the Company, or the holders of at least 25 percent in principal amount of the Notes then outstanding by notice to the Company and the Trustee, may declare all Notes to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on the Notes will be due and payable immediately. If an Event of Default with respect to the Company specified in sub-clauses (vii) or (viii) above occurs, such an amount will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any holder. The holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee and the Company may waive any Default or Event of Default (other than any Default or Event of Default in payment of principal or interest) on the Notes under the Indenture. Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal or interest on the Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default (other than the non-payment of accelerated principal) have been cured or waived.

  The holders may not enforce the provisions of the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power, provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal or interest on the Notes or that resulted from the failure to comply with the covenant entitled "Change of Control") if the Trustee determines that withholding such notice is in the holders' interest.

  The Company is required to deliver to the Trustee an annual statement regarding compliance with the Indenture, and include in such statement, if any Officer of the Company is aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company is required to deliver to the Trustee prompt written notice of the occurrence of any Default or Event of Default.

DEFEASANCE OF INDENTURE

  The Indenture will permit the Company and the Guarantors to terminate all of their respective obligations under the Indenture, other than the obligation to pay interest on and the principal of the Notes and certain other obligations, at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or US. government obligations in an amount sufficient to pay principal of and interest on the Notes to their maturity, and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise,

  In addition, the Indenture will permit the Company and the Guarantors to terminate all of their respective obligations under the Indenture (including the obligations to pay interest on and the principal of the Notes and certain other obligations), at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest on the Notes to their maturity, and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date of the Indenture.

TRANSFER AND EXCHANGE

  A holder will be able to transfer or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture.

AMENDMENT, SUPPLEMENT AND WAIVER

  Subject to certain exceptions, the Indenture, the Notes or the Guarantees may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of the Indenture may be waived (other than any continuing Default or Event of Default in the payment of interest on or the principal of the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the holders of a majority in principal amount of the Notes then outstanding. Without the consent of any holder, the Company and the Trustee may amend or supplement the Indenture, the Notes or the Guarantees to cure any ambiguity, defect or inconsistency; to comply with the "Limitations on Mergers, Consolidations and Sales of Assets" covenant set forth in the Indenture; to provide for uncertificated Notes in addition to or in place of certificated Notes; to make any change that does not adversely affect the legal rights of any holder; or to delete a Guarantor which, in accordance with the terms of the Indenture, ceases to be liable on its Guarantee.

  Without the consent of each holder affected, the Company and the Trustee may not (i) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the rate of or change the time for payment of interest, including default interest, on any Note, (iii) reduce the principal of or change the fixed maturity of any Note or alter the provisions (including related definitions) with respect to redemptions described under "Optional Redemption" or with respect to mandatory offers to repurchase Notes described under "Limitations on Dispositions of Assets" or "Change of Control", (iv) make any Note payable in money other than that stated in the Note, (v) make any change in the "Waiver of Past Defaults and Compliance with Indenture Provisions", "Rights of Holders to Receive Payment" or the "With Consent of Holders" sections set forth in the Indenture, (vi) modify the ranking or priority of the Notes or any Guarantee, (vii) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture, or (viii) waive a continuing Default or Event of Default in the payment of principal of or interest on the Notes.

  The right of any holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such holder) may be subject to the requirement that such holder shall have been the holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to holders in accordance with the terms of the Indenture.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign. In the ordinary course of its business, the Trustee provides, and may continue to provide, service to the Company as transfer agent for the common stock of the Company.

  The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder, unless such holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

GOVERNING LAW

  The Indenture, the Notes and the Guarantees will be governed by the laws of the State of New York without giving effect to principles of conflict of laws.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

  "Acquired Indebtedness" means (i) with respect to any Person that becomes a Restricted Subsidiary (or is merged into the Company or any Restricted Subsidiary) after the Issue Date, Indebtedness of such Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into the Company or any Restricted Subsidiary) that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into the Company or any Restricted Subsidiary) and (ii) with respect to the Company or any Restricted Subsidiary, any Indebtedness expressly assumed by the Company or any Restricted Subsidiary in connection with the acquisition of any assets from another Person (other than the Company or any Restricted Subsidiary), which Indebtedness was not incurred by such other Person in connection with or in contemplation of such acquisition. Indebtedness incurred in connection with or in contemplation of any transaction described in clause (i) or (ii) of the preceding sentence shall be deemed to have been incurred by the Company or a Restricted Subsidiary, as the case may be, at the time such Person becomes a Restricted Subsidiary (or is merged into the Company or any Restricted Subsidiary) in the case of clause (i) or at the time of the acquisition of such assets in the case of clause (ii), but shall not be deemed Acquired Indebtedness.

  "Affiliate" means, when used with reference to a specified Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Person specified.

  "Asset Acquisition" means (i) an Investment by the Company or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into the Company or any Restricted Subsidiary or (ii) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person, which constitute all or substantially all of the assets or of an operating unit or line of business of such Person or which is otherwise outside the ordinary course of business.

  "Asset Disposition" means any sale, transfer, conveyance, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback or sale of shares of Capital Stock in any Subsidiary) (each, a "transaction") by the Company or any Restricted Subsidiary to any Person of any Property having a fair market value in any transaction or series of related transactions of at least $1,000,000. The term "Asset Disposition" shall not include (i) a transaction between the Company and any Restricted Subsidiary or a transaction between Restricted Subsidiaries, (ii) a transaction in the ordinary course of business, including, without limitation, sales (directly or indirectly), dedications and other donations to governmental authorities, leases and sales and leasebacks of (A) homes, improved land and unimproved land and (B) real estate (including related amenities and improvements), (iii) a transaction involving the sale of Capital Stock of, or the disposition of assets in, an Unrestricted Subsidiary, (iv) any exchange or swap of assets of the Company or any Restricted Subsidiary for assets that (x) are to be used by the Company or any Restricted Subsidiary in the ordinary course of its Real Estate Business and (y) have a Fair Market Value not less than the Fair Market Value of the assets exchanged or swapped or (v) any sale, transfer, conveyance, lease or other disposition of assets and properties of the Company that is governed by the provisions relating to "Limitations on Mergers, Consolidation and Sales of Assets."

  "Attributable Debt" means, with respect to any Capitalized Lease Obligations, the capitalized amount thereof determined in accordance with GAAP.

  "Bankruptcy Law" means title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of or in such Person's capital stock or other equity interests, and options, rights or warrants to purchase such capital stock or other equity interests, whether now outstanding or issued after the Issue Date, including, without limitation, all Disqualified Stock and Preferred Stock.

  "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

  "Cash Equivalents" means: (a) U.S. dollars; (b) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of one year or less from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, respectively, and in each case maturing within six months after the date of acquisition; and (f) investments in money market funds substantially all of the assets of which consist of securities described in the foregoing clauses (a) through (e).

  "Change of Control" means (i) any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of the Company and its Restricted Subsidiaries to any Person (other than a Restricted Subsidiary); provided, however, that a transaction where the holders of all classes of Common Equity of the Company immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of such Person immediately after such transaction shall not be a Change of Control; (ii) a "person" or "group" (within the meaning of Section 13(d) of the Exchange Act (other than (x) the Company or (y) Donald R. Horton, Terrill J. Horton, or their respective wives, children, grandchildren and other descendants, or any trust or other entity formed or controlled by any of such individuals)) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Common Equity of the Company representing more than 50% of the voting power of the Common Equity of the Company; (iii) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Company; or (iv) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; provided, however, that a liquidation or dissolution of the Company which is part of a transaction that does not constitute a Change of Control under the proviso contained in clause (i) above shall not constitute a Change of Control.

  "Common Equity" of any Person means Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or
(ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

  "Consolidated Adjusted Tangible Assets" of the Company as of any date means the Consolidated Tangible Assets of the Company and the Restricted Subsidiaries at the end of the fiscal quarter immediately preceding the date less any assets securing any Non-Recourse Indebtedness, as determined in accordance with GAAP.

  "Consolidated Cash Flow Available for Fixed Charges" means, for any period, on a consolidated basis for the Company and the Restricted Subsidiaries, Consolidated Net Income for such period plus (each to the extent deducted in calculating such Consolidated Net Income and determined in accordance with
GAAP) (a) the sum for such period, without duplication, of (i) income taxes,
(ii) Consolidated Interest Expense, (iii) depreciation and amortization expenses and other non-cash charges to earnings and (iv) interest and financing fees and expenses which were previously capitalized and which are amortized to cost of sales, minus (b) all other non-cash items (other than the receipt of notes receivable) increasing such Consolidated Net Income.

  "Consolidated Fixed Charge Coverage Ratio" means, with respect to any determination date, the ratio of (x) Consolidated Cash Flow Available for Fixed Charges for the prior four full fiscal quarters (the "Four Quarter Period") for which financial results have been reported immediately preceding the determination date (the "Transaction Date"), to (y) the aggregate Consolidated Interest Incurred for the Four Quarter Period. For purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Interest Incurred" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or the repayment, repurchase, defeasance or other discharge or the assumption by another Person that is not an Affiliate (collectively, "repayment") of any Indebtedness of the Company or any Restricted Subsidiary (and the application of the proceeds thereof) giving rise to the need to make such calculation, and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), at any time on or after the first day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period, except that Indebtedness under revolving credit facilities shall be deemed to be the average daily balance of such Indebtedness during the Four Quarter Period (as reduced on such pro forma basis by the application of any proceeds of the incurrence of Indebtedness giving rise to the need to make such calculation); (ii) any Asset Disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any Restricted Subsidiary (including any Person that becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring Acquired Indebtedness at any time on or after the first day of the Four Quarter Period and on or prior to the Transaction Date), as if such Asset Disposition or Asset Acquisition (including the incurrence or repayment of any such Indebtedness) and the inclusion, notwithstanding clause
(ii) of the definition of "Consolidated Net Income," of any Consolidated Cash Flow Available for Fixed Charges associated with such Asset Acquisition as if it occurred on the first day of the Four Quarter Period; provided, however, that the Consolidated Cash Flow Available for Fixed Charges associated with any Asset Acquisition shall not be included to the extent the net income so associated would be excluded pursuant to the definition of "Consolidated Net Income," other than clause (ii) thereof, as if it applied to the Person or assets involved before they were acquired; and (iii) the Consolidated Cash Flow Available for Fixed Charges and the Consolidated Interest Incurred attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded. Furthermore, in calculating "Consolidated Cash Flow Available for Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on Indebtedness in respect of which a pro forma calculation is required that is determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (2) notwithstanding clause (1) above, interest on such Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Protection Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Consolidated Interest Expense" of the Company for any period means the Interest Expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Incurred" for any period means the Interest Incurred of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" for any period means the aggregate net income (or loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there will be excluded from such net income (loss) (to the extent otherwise included therein), without duplication: (i) the net income (or loss) of (x) any Unrestricted Subsidiary or (y) any Person (other than a Restricted Subsidiary) in which any Person other than the Company or any Restricted Subsidiary has an ownership interest, except, in each case, to the extent that any such income has actually been received by the Company or any Restricted Subsidiary in the form of cash dividends or similar cash distributions during such period, which dividends or distributions are not in excess of the Company's or such Restricted Subsidiary's (as applicable) pro rata share of such Unrestricted Subsidiary's or such other Person's net income earned during such period, (ii) except to the extent includable in Consolidated Net Income pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries (except, in the case of an Unrestricted Subsidiary that is redesignated a Restricted Subsidiary during such period, to the extent of its retained earnings from the beginning of such period to the date of such redesignation) or (b) the assets of such Person are acquired by the Company or any Restricted Subsidiary, (iii) the net income of any Restricted Subsidiary to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period, (iv) the gains or losses, together with any related provision for taxes, realized during such period by the Company or any Restricted Subsidiary resulting from (a) the acquisition of securities, or extinguishment of Indebtedness, of the Company or any Restricted Subsidiary or
(b) any Asset Disposition by the Company or any Restricted Subsidiary, and (v) any extraordinary gain or loss together with any related provision for taxes, realized by the Company or any Restricted Subsidiary; provided, further, that for purposes of calculating Consolidated Net Income solely as it relates to clause (iii) of the first paragraph of the "Limitations on Restricted Payments" covenant, clause (iv)(b) above shall not be applicable.

  "Consolidated Net Worth" of any Person as of any date means the stockholders' equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of such Person and its Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less any amount attributable to Unrestricted Subsidiaries.

  "Consolidated Tangible Assets" of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less:
(i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries.

  "Continuing Director" means a director who either was a member of the Board of Directors of the Company on the date of the Indenture or who became a director of the Company subsequent to such date and whose election, or nomination for election by the Company's stockholders, was duly approved by a majority of the Continuing Directors on the Board of Directors of the Company at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors of the Company in which such individual is named as nominee for director.

  "control", when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Credit Facilities" means, collectively, each of the credit facilities and guidance lines of credit of the Company or one or more Restricted Subsidiaries in existence on the date of the Indenture and one or more other facilities or guidance lines of credit among or between the Company or one or more Restricted Subsidiaries and one or more lenders pursuant to which the Company or any Restricted Subsidiary may incur Indebtedness for working capital and general corporate purposes (including acquisitions), as any such facility or line of credit may amended, restated, supplemented or otherwise modified from time to time, and includes any agreement extending the maturity of, increasing the amount of, or restructuring, all or any portion of the Indebtedness under such facility or line of credit or any successor facilities or lines of credit and includes any facility or line of credit with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or line of credit or any successor facility or line of credit.

  "Currency Agreement" of any Person means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values.

  "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

  "Default" means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

  "Designation Amount" has the meaning provided in the definition of Unrestricted Subsidiary.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes or (ii) is convertible into or exchangeable or exercisable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in
(i) above, in each case, at any time prior to the final maturity date of the Notes provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to such holders than the provisions described under the caption "--Certain Covenants--Repurchase of Notes upon Change of Control" and such Capital Stock specifically provides that the Company will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company's repurchase of the Notes as are required pursuant to the provisions described under the caption "--Certain Covenants-- Repurchase of Notes upon Change of Control."

  "Event of Default" has the meaning set forth in "--Events of Default."

  "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm's-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of the Company or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the date of the Indenture.

  "Guarantee" means the guarantee of the Notes by each Guarantor under the Indenture.

  "Guarantors" means (i) initially, each of: D.R. Horton Management Company, Ltd., a Texas limited partnership; DRHI, Inc., a Delaware corporation; D.R. Horton-Royalty, Ltd., a Texas limited partnership; DRH Construction, Inc., a Delaware corporation; DRH New Mexico Construction, Inc., a Delaware corporation; D.R. Horton Denver Management Company, Inc., a Colorado corporation; D.R. Horton Denver No. 10, Inc., a Colorado corporation; D.R. Horton Denver No. 11, Inc., a Colorado corporation; D.R. Horton Denver No. 12, Inc., a Colorado corporation; D.R. Horton Denver No. 13, Inc., a Colorado corporation; D.R. Horton Denver No. 14, Inc., a Colorado corporation; D.R. Horton Denver No. 15, Inc., a Colorado corporation; D.R. Horton Denver No. 16, Inc., a Colorado corporation; D.R. Horton Denver No. 17, Inc., a Colorado corporation; D.R. Horton Denver No. 18, Inc., a Colorado corporation; D.R. Horton, Inc.-Albuquerque, a Delaware corporation; D.R. Horton, Inc.- Denver, a Delaware corporation; D.R. Horton, Inc.-Minnesota, a Delaware corporation; D.R. Horton, Inc.-New Jersey, a New Jersey corporation; Meadows I, Ltd., a Delaware corporation; Meadows II, Ltd., a Delaware corporation; Meadows III, Ltd., a Delaware corporation; Meadows IX, Inc., a New Jersey corporation; Meadows X, Inc., a New Jersey corporation; SGS Communities at Grande Quay, L.L.C., a New Jersey limited liability company; D.R. Horton Los Angeles Holding Company, Inc., a California corporation; D.R. Horton Los Angeles Management Company, Inc., a California corporation; D.R. Horton Los Angeles No.

9, Inc., a California corporation; D.R. Horton Los Angeles No. 10, Inc., a California corporation; D.R. Horton Los Angeles No. 11, Inc., a California corporation; D.R. Horton Los Angeles No. 12, Inc., a California corporation; D.R. Horton Los Angeles No. 13, Inc., a California corporation; D.R. Horton Los Angeles No. 14, Inc., a California corporation; D.R. Horton Los Angeles No. 16, Inc., a California corporation; D.R. Horton Los Angeles No. 17, Inc., a California corporation; D.R. Horton, Inc.--Birmingham, a Delaware corporation; D.R. Horton, Inc.--Greensboro, a Delaware corporation; D.R. Horton San Diego Holding Company, Inc., a California corporation; D.R. Horton San Diego Management Company, Inc., a California corporation; D.R. Horton San Diego No. 9, Inc., a California corporation; D.R. Horton San Diego No. 10, Inc., a California corporation; D.R. Horton San Diego No. 11, Inc., a California corporation; D.R. Horton San Diego No. 12, Inc., a California corporation; D.R. Horton San Diego No. 13, Inc., a California corporation; D.R. Horton San Diego No. 14, Inc., a California corporation; D.R. Horton San Diego No. 15, Inc., a California corporation; D.R. Horton San Diego No. 16, Inc., a California corporation; D.R. Horton San Diego No. 17, Inc., a California corporation; D.R. Horton San Diego No. 18, Inc., a California corporation; D.R. Horton San Diego No. 19, Inc., a California corporation; D.R. Horton San Diego No. 20, Inc., a California corporation; D.R. Horton San Diego No. 21, Inc., a California corporation; D.R. Horton-Texas, Ltd., a Texas limited partnership; D.R. Horton, Inc.--Torrey, a Delaware corporation; and S.
G. Torrey Atlanta, Ltd., a Georgia corporation; and (ii) each of the Company's Subsidiaries which becomes a guarantor of the Notes pursuant to the provisions of the Indenture.

  "Indebtedness" of any Person means, without duplication, (i) any liability of such Person (a) for borrowed money or under any reimbursement obligation relating to a letter of credit or other similar instruments (other than standby letters of credit issued for the benefit of or surety, performance, completion or payment bonds, earnest money notes or similar purpose undertakings or indemnifications issued by, such Person in the ordinary course of business), (b) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures (other than any obligation to pay a contingent purchase price which, as of the date of incurrence thereof is not required to be recorded as a liability in accordance with GAAP), or (c) in respect of Capitalized Lease Obligations (to the extent of the Attributable Debt in respect thereof), (ii) any Indebtedness of others that such Person has guaranteed to the extent of the guarantee, (iii) to the extent not otherwise included, the obligations of such Person under Currency Agreements or Interest Protection Agreements to the extent recorded as liabilities not constituting Interest Incurred, net of amounts recorded as assets in respect of such agreements, in accordance with GAAP, and (iv) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, that Indebtedness shall not include accounts payable, liabilities to trade creditors of such Person or other accrued expenses arising in the ordinary course of business. The amount of Indebtedness of any Person at any date shall be (a) the outstanding balance at such date of all unconditional obligations as described above, net of any unamortized discount to be accounted for as Interest Expense, in accordance with GAAP, (b) the maximum liability of such Person for any contingent obligations under clause (ii) above at such date, net of, any unamortized discount to be accounted for as Interest Expense in accordance with GAAP and (c) in the case of clause (iv) above, the lesser of
(1) the fair market value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (2) the amount of the Indebtedness secured.

  "Intangible Assets" of the Company means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, writeups of assets over their prior carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset (within one year of its acquisition) to its fair market value in accordance with GAAP) and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and the Restricted Subsidiaries prepared in accordance with GAAP.

  "Interest Expense" of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation, imputed interest included in

Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs (but reduced by net gains) associated with Currency Agreements and Interest Protection Agreements, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales), and
(ii) all interest actually paid by the Company or a Restricted Subsidiary under any guarantee of Indebtedness (including, without limitation, a guarantee of principal, interest or any combination thereof) of any Person other than the Company or any Restricted Subsidiary during such period; provided, that Interest Expense shall exclude any expense associated with the complete write-off of financing fees and expenses in connection with the repayment of any Indebtedness.

  "Interest Incurred" of any Person for any period means, without duplication, the aggregate amount of (i) Interest Expense and (ii) all capitalized interest and amortized debt issuance costs.

  "Interest Protection Agreement" of any Person means any interest rate swap agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates with respect to Debt permitted to be incurred under the Indenture.

  "Investments" of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) all guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) all other items that would be classified as investments in any other Person (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

  "Issue Date" means the date on which the Notes are originally issued under the Indenture.

  "Lien" means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this definition, a Person shall be deemed to own, subject to a Lien, any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

  "Marketable Securities" means (a) equity securities that are listed on the New York Stock Exchange, the American Stock Exchange or The Nasdaq National Market and (b) debt securities that are rated by a nationally recognized rating agency, listed on the New York Stock Exchange or the American Stock Exchange or covered by at least two reputable market makers.

  "Net Cash Proceeds" means, with respect to an Asset Disposition, cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise (including any cash received upon sale or disposition of such note or receivable), but only as and when received), excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the Property disposed of in such Asset Disposition or received in any other non-cash form unless and until such non-cash consideration is converted into cash therefrom, in each case, net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state and local taxes required to be accrued as a liability under GAAP as a consequence of such Asset Disposition, and in each case net of a reasonable reserve for the after-tax cost of any indemnification or other payments (fixed and contingent) attributable to the seller's indemnities or other obligations to the purchaser undertaken by the Company or any of its Restricted Subsidiaries in connection with such Asset Disposition, and net of all payments made on any Indebtedness which is secured by or relates to such Property, in accordance with the terms of any Lien or agreement upon or with respect to such Property or which must by its terms or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all contractually required distributions and payments made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Disposition.

  "Non-Recourse Indebtedness" with respect to any Person means Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition of such property and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the borrower, any guarantor or any other Person for (i) environmental warranties and indemnities, or (ii) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics' liens.

  "Permitted Indebtedness" means (i) Indebtedness under Credit Facilities which does not exceed $300 million principal amount outstanding at any one time; (ii) Indebtedness in respect of obligations of the Company to the Trustee under the Indenture; (iii) intercompany debt obligations of the Company to any Restricted Subsidiary and of any Restricted Subsidiary to the Company or any other Restricted Subsidiary; provided, however, that any Indebtedness of any Restricted Subsidiary or the Company owed to any Restricted Subsidiary or to the Company that ceases to be a Restricted Subsidiary shall be deemed to be incurred and shall be treated as an incurrence for purposes of the first paragraph of the covenant described under "Limitations on Indebtedness" at the time the Restricted Subsidiary in question ceases to be a Restricted Subsidiary; (iv) Indebtedness of the Company or any Restricted Subsidiary under any Currency Agreements or Interest Protection Agreements in a notional amount no greater than the payments due with respect to the Indebtedness or currency being hedged; (v) Purchase Money Indebtedness; (vi) Indebtedness secured only by office buildings owned or occupied by the Company or any Restricted Subsidiary, which Indebtedness does not exceed $10 million aggregate principal amount outstanding at any one time; and (vii) Indebtedness of the Company or any Restricted Subsidiary which, together with all other Indebtedness under this clause (vii), does not exceed $30 million aggregate principal amount outstanding at any one time.

  "Permitted Investment" means (i) Cash Equivalents; (ii) any Investment in the Company or any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary as a result of such Investment or that is consolidated or merged with or into, or transfers all or substantially all of the assets of it or an operating unit or line of business to, the Company or a Restricted Subsidiary; (iii) any receivables, loans or other consideration taken by the Company or any Restricted Subsidiary in connection with any asset sale otherwise permitted by the Indenture; (iv) Investments received in connection with any bankruptcy or reorganization proceeding, or as a result of foreclosure, perfection or enforcement of any Lien or any judgment or settlement of any Person in exchange for or satisfaction of Indebtedness or other obligations or other property received from such Person, or for other liabilities or obligations of such Person created, in accordance with the terms of the Indenture; (v) Investments in Currency Agreements or Interest Protection Agreements described in the definition of Permitted Indebtedness;
(vi) any loan or advance to an executive officer or director of the Company or any Restricted Subsidiary made in the ordinary course of business; provided, however, that any such loan or advance exceeding $250,000 (other than a readily marketable mortgage not exceeding $500,000) shall have been approved by the Board of Directors of the Company or a committee thereof consisting of disinterested members; and (vii) Investments in an aggregate amount outstanding not to exceed $50 million.

  "Permitted Liens" means (i) Liens for taxes, assessments or governmental or quasi-government charges or claims that either (a) are not yet delinquent or
(b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, if required, (ii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, if required, (iii) Liens (other than any Lien imposed by the Employer Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, development obligations, progress payments, government contacts and other obligations of like nature (exclusive of obligations for the payment of borrowed money but including the items referred to in the parenthetical in clause (i)(a) of the definition of "Indebtedness"), in each case incurred in the ordinary course of business of the Company and the Restricted Subsidiaries, (v) attachment or judgment Liens not giving rise to a Default or an Event of Default, (vi) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Company and the Restricted Subsidiaries, (vii) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Company and the Restricted Subsidiaries, (viii) Liens securing Indebtedness permitted under clause (vi) of the definition of Permitted Indebtedness, (ix) Liens securing Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the Indenture; provided, that the aggregate amount of all Indebtedness of the Company and the Restricted Subsidiaries (including, with respect to Capitalized Lease Obligations, the Attributable Debt in respect thereof) secured by Liens (other than Non-Recourse Indebtedness secured by Liens) shall not exceed 40% of Consolidated Adjusted Tangible Assets at any one time outstanding (after giving effect to the incurrence of such Indebtedness and the use of the proceeds thereof), (x) Liens securing Non-Recourse Indebtedness of the Company or any Restricted Subsidiary; provided that such Liens apply only to the property financed out of the net proceeds of such Non-Recourse Indebtedness within 90 days after the incurrence of such Non-Recourse Indebtedness, (xi) Liens securing Purchase Money Indebtedness; provided that such Liens apply only to the property acquired, constructed or improved with the proceeds of such Purchase Money Indebtedness within 90 days after the incurrence of such Purchase Money Indebtedness, (xii) Liens on property or assets of the Company or any Restricted Subsidiary securing Indebtedness of the Company or any Restricted Subsidiary owing to the Company or one or more Restricted Subsidiaries, (xiii) leases or subleases granted to others not materially interfering with the ordinary course of business of the Company and the Restricted Subsidiaries, (xiv) purchase money security interests (including, without limitation, Capitalized Lease Obligations); provided that such Liens apply only to the Property acquired and the related Indebtedness is incurred within 90 days after the acquisition of such Property, (xv) any option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under the Indenture, (xvi) any right of a lender or lenders to which the Company or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of such, Indebtedness any and all balances, credits, deposits, accounts or money of the Company or a Restricted Subsidiary with or held by such lender or lenders or its Affiliates, (xvii) any pledge or deposit of cash or property in conjunction with obtaining surety, performance, completion or payment bonds and letters of credit or providing earnest money obligations, escrows or similar purpose undertakings or indemnifications in the ordinary course of business of the Company and its Restricted Subsidiaries, (xviii) Liens for homeowner and property owner association developments and assessments and
(xix) Liens securing Refinancing Indebtedness; provided that such Liens extend only to the assets securing the Indebtedness being refinanced.

  "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock" of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.

  "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person, whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

  "Public Equity Offering" means an underwritten public offering of Common Equity of the Company pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8 or any successor form).

  "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any property to be used in the ordinary course of business by the Company and the Restricted Subsidiaries; provided, however, that (i) the aggregate principal amount of such Indebtedness shall not exceed such purchase price or cost and
(ii) such Indebtedness shall be incurred no later than 90 days after the acquisition of such property or completion of such construction or improvement.

  "Qualified Stock" means Capital Stock of the Company other than Disqualified Stock.

  "Real Estate Business" means homebuilding, housing construction, real estate development or construction and related real estate activities, but excluding provision of mortgage financing or title insurance.

  "Refinancing Indebtedness" means Indebtedness (to the extent not Permitted Indebtedness) that refunds, refinances or extends any Indebtedness of the Company or any Restricted Subsidiary (to the extent not Permitted Indebtedness) outstanding on the Issue Date or other Indebtedness (to the extent not Permitted Indebtedness) permitted to be incurred by the Company or any Restricted Subsidiary pursuant to the terms of the Indenture, but only to the extent that (i) the Refinancing Indebtedness is subordinated to the Notes or the Guarantees, as the case may be, to the same extent as the Indebtedness being refunded, refinanced or extended, if at all, (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended or (b) after the maturity date of the Notes, (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes, and (iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended.

  "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of the Company or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary (other than (a) dividends or distributions payable solely in Qualified Stock and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Company or to a Restricted Subsidiary); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than a payment made to the Company or any Restricted Subsidiary); and (iii) any Investment (other than any Permitted Investment), including any Investment in an Unrestricted Subsidiary (including by the designation of a Subsidiary of the Company as an Unrestricted Subsidiary).

  "Restricted Subsidiary" means any Subsidiary of the Company which is not an Unrestricted Subsidiary.

  "Significant Subsidiary" means any Subsidiary of the Company which would constitute a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

  "Subsidiary" of any Person means any corporation or other entity of which a majority of the Capital Stock having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is at the time directly or indirectly owned or controlled by such Person.

  "Trustee"' means the party named as such above until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter means the successor serving hereunder.

  "Unrestricted Subsidiary" means any Subsidiary of the Company so designated by a resolution adopted by the Board of Directors of the Company or a duly authorized committee thereof as provided below; provided that (a) the holders of Indebtedness thereof do not have direct or indirect recourse against the Company or any Restricted Subsidiary, and neither the Company nor any Restricted Subsidiary otherwise has liability, for any payment obligations in respect of such Indebtedness (including any undertaking, agreement or instrument evidencing such Indebtedness), except, (i) in each case, to the extent that the amount thereof constitutes a Restricted Payment permitted by the Indenture, (ii) in the case of Non-Recourse Indebtedness, to the extent such recourse or liability is for the matters discussed in the last sentence of the definition of "Non-Recourse Indebtedness," or (iii) to the extent such Indebtedness is a guarantee by such Subsidiary of Indebtedness of the Company or a Restricted Subsidiary and (b) no holder of any Indebtedness of such Subsidiary shall have a right to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity as a result of a default on any Indebtedness of the Company or any Restricted Subsidiary. Subject to the foregoing, the Board of Directors of the Company or a duly authorized committee thereof may designate any Subsidiary to be an Unrestricted Subsidiary; provided, however, that (i) the net amount (the "Designation Amount") then outstanding of all previous Investments by the Company and the Restricted Subsidiaries in such Subsidiary will be deemed to be a Restricted Payment at the time of such designation and will reduce the amount available for Restricted Payments under the "Limitations on Restricted Payments" covenant set forth in the Indenture, to the extent provided therein,
(ii) the Company must be permitted under the "Limitations on Restricted Payments" covenant set forth in the Indenture to make the Restricted Payment deemed to have been made pursuant to clause (i), and (iii) after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. The Board of Directors of the Company or a duly authorized committee thereof may also redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that (i) the Indebtedness of such Unrestricted Subsidiary as of the date of such redesignation could then be incurred under the "Limitations on Indebtedness" covenant, (ii) immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness, the Company and the Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the first paragraph of the "Limitations on Indebtedness" covenant and (iii) the Liens of such Unrestricted Subsidiary as of the date of such redesignation could then be incurred in accordance with the "Limitation on Liens" covenant. Any such designation or redesignation by the Board of Directors of the Company or a committee thereof will be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors of the Company or a committee thereof giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations of such Officers' Certificate. The designation of any Person as an Unrestricted Subsidiary shall be deemed to include a designation of all Subsidiaries of such Person as Unrestricted Subsidiaries; provided, however, that the ownership of the general partnership interest (or a similar member's interest in a limited liability company) by an Unrestricted Subsidiary shall not cause a Subsidiary of the Company of which more than 95% of the equity interest is held by the Company or one or more Restricted Subsidiaries to be deemed an Unrestricted Subsidiary.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness or portion thereof at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including, without limitation, payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by
(ii) the sum of all such payments described in clause (i)(a) above.

BOOK ENTRY, DELIVERY AND FORM

  The Notes will be issued in the form of a fully registered Global Note (the "Global Note"). The Global Note will be deposited on or about the Issue Date with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

  The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Underwriter), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Note and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes will be limited to such extent.

  So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole owner or holder of such Notes outstanding under the Indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a Person having a beneficial interest in Notes represented by the Global Note to pledge such interest to Persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

  Neither the Company, the Trustee, the Paying Agent nor the Notes Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

  Payments in respect of the principal, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest).

  The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owner of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

  As long as the Notes are represented by a Global Note, the Depositary's nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See "Covenants--Repurchase of Notes Upon a Change of Control" and "--Limitations on Dispositions of Assets." Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Note held through such Participants or Indirect Participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the benefiche broker or the Participant or Indirect Participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in a
Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

CERTIFICATED SECURITIES

  Subject to certain conditions, any Person having a beneficial interest in the Global Note may, upon request to the Company or the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, Notes in such form will be issued to each Person that such Global Note Holder and the Depositary identify as the beneficial owner of the related Notes.

  Neither the Company nor the Trustee shall be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of Notes and each such Person may conclusively rely on and shall be protected in relying on, instructions from the Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

SAME-DAY SETTLEMENT AND PAYMENT

  The Indenture will require that payments in respect of the Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holders. The Company expects that secondary trading in the Certificated Notes also will be settled in immediately available funds.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange the Notes in accordance with the procedures set forth in the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 days before a selection of the Notes to be redeemed.

  The registered Holder of a Note will be treated as the owner of it for all purposes.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") among the Company, the Guarantors and Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter"), the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, all of the Notes.

  The Underwriting Agreement provides that the obligation of the Underwriter thereunder is subject to certain conditions precedent. The Underwriting Agreement also provides that the Company and the Guarantors will indemnify, jointly and severally, the Underwriter and its controlling persons against certain liabilities and expenses, including liabilities under the Securities Act, or to contribute to payments that the Underwriter may be required to make in respect thereof. The nature of the Underwriter's obligation is such that it is required to purchase all the Notes if any Notes are purchased.

  The Underwriter has advised the Company that it proposes to offer the Notes for sale from time to time in one or more negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Underwriter may effect such transactions by selling the Notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter or purchasers of the Notes for whom they may act as agent. Any dealers that participate with the Underwriter in the distributions of the Notes may be deemed to be underwriters, and any discounts or commissions received by them or the Underwriter and any profit on the resale of the Notes by them or the Underwriter may be deemed to be underwriting discounts or commissions, under the Securities Act.

  The Notes are a new issue of securities. There is no active public trading market for the Notes. The Company intends to apply for listing of the Notes on the New York Stock Exchange; however, there can be no assurance that the Notes will be so listed. The Underwriter has advised the Company that, if the Notes are not listed on a securities exchange, it currently intends to make a market in the Notes, but the Underwriter is not obligated to do so and may discontinue any such market-making at any time. There can be no assurance as to the liquidity of any market that may develop for the Notes, the ability of holders to sell their Notes or the price at which holders would be able to sell their Notes.

                                 LEGAL MATTERS

  Gibson, Dunn & Crutcher LLP, Dallas, Texas, has rendered render an opinion (filed as an exhibit to the Registration Statement) with respect to the validity of the Notes offered hereby. Certain legal matters will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                 $250,000,000
                               D.R. HORTON, INC.
                                 CUSTOM HOMES

                       DEBT SECURITIES, PREFERRED STOCK
                                      AND
                                 COMMON STOCK

  D.R. Horton, Inc., a Delaware corporation (the "Company"), may offer and issue from time to time (i) its debt securities ("Debt Securities"), which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, (ii) shares of its Preferred Stock, par value $.10 per share ("Preferred Stock"), or (iii) shares of its Common Stock, par value $.01 per share ("Common Stock"). The Debt Securities, Preferred Stock and Common Stock are herein collectively referred to as the "Securities". The Securities may be offered in one or more separate classes or series, in amounts, at prices and on terms to be determined by market conditions at the time of sale and to be set forth in a supplement or supplements to this Prospectus (a "Prospectus Supplement"). Any Securities may be offered with other Securities or separately. Debt Securities or Preferred Stock may be exchangeable for or convertible into shares of Common Stock. The aggregate offering price of the Securities will not exceed $250,000,000.

  Certain terms of any Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement including, without limitation, the specific designation, aggregate principal amount, purchase price, currency of payment, denomination, maturity, interest rate (which may be fixed or variable) and time of payment of interest (if any), guarantees thereof (if any), terms (if any) for the subordination, redemption, purchase or conversion thereof, listing (if any) on a securities exchange, additional or different covenants and events of default, and any other material terms of the Debt Securities. Certain terms of any Preferred Stock in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement including, without limitation, the specific designation, number of shares, liquidation preference, purchase price, dividends, voting, redemption and conversion provisions (if any), any listing on a securities exchange and any other material terms of the Preferred Stock. The purchase price of any Common Stock in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Securities covered by the Prospectus Supplement.

  The Company's Common Stock is listed on the New York Stock Exchange under the symbol DHI.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The Securities may be sold on a negotiated or competitive bid basis to or through underwriters or dealers designated from time to time or to other purchasers directly or through agents designated from time to time. Certain terms of any offering and sale of the Securities, including, where applicable, the names of the underwriters, dealers or agents, if any, the principal amount or number of shares to be purchased, the purchase price of the Securities, the proceeds to the Company from such sale and any applicable commissions, discounts and other items constituting compensation of such underwriters, dealers or agents will also be set forth in an accompanying Prospectus Supplement.

  This Prospectus may not be used to consummate sale of securities unless accompanied by the applicable Prospectus Supplement.

                  The date of this Prospectus is June 3, 1997

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Room 3190, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material is also available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the Commission.

  The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. For further information with respect to the Company and such Securities, reference is made to the Registration Statement, including the documents and exhibits filed or incorporated as a part thereof. Statements contained in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission as set forth above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1996 and March 31, 1997, the Company's Current Report on Form 8-K dated March 13, 1997, and pages two through seven ("Election of Directors" through "Executive Compensation-Compensation Committee Interlocks and Insider Participation") and page eleven ("Executive Compensation-Transactions with Management") contained in the Company's Proxy Statement dated December 20, 1996, relating to the 1997 Annual Meeting of Stockholders, are incorporated into this Prospectus by reference. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

  Any statement in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

  The Company will provide, without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in the information contained in this Prospectus). All such requests should be addressed to: D.R. Horton, Inc., 1901 Ascension Blvd., Suite 100, Arlington, Texas 76006, Attention: Chief Financial Officer (telephone (817) 856-8200).

  CERTAIN PERSONS PARTICIPATING IN ANY OFFERING OF SECURITIES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF SUCH SECURITIES. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING" IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.

                                  THE COMPANY

  The Company is a national homebuilder constructing and selling single-family homes in metropolitan areas of the Mid-Atlantic, Midwest, Southeast, Southwest and Western regions of the United States. The Company offers high-quality homes with custom features, designed principally for the entry level and move-up market segments. The Company's homes generally range in size from 1,000 to 5,000 square feet and in price from $80,000 to $600,000, with an average selling price of $166,600 for the year ended September 30, 1996, and $167,800 for the six months ended March 31, 1997.

  The Company is one of the most geographically diversified homebuilders in the United States, with operating divisions in 21 states and 27 markets. These markets are Albuquerque, Atlanta, Austin, Birmingham, Charlotte, Chicago, Cincinnati, Dallas/Fort Worth, Denver, Greensboro, Greenville, Houston, Kansas City, Las Vegas, Los Angeles, Minneapolis/St. Paul, Nashville, North Central New Jersey, Orlando, Pensacola, Phoenix, Raleigh/Durham, Salt Lake City, San Diego, South Florida, St. Louis and suburban Washington, D.C.

  The Company was incorporated in Delaware on July 1, 1991, to acquire all of the assets and businesses of 25 predecessor companies, which were residential home construction and development companies owned or controlled by Donald R. Horton. The Company's principal executive offices are located at 1901 Ascension Blvd., Suite 100, Arlington, Texas 76006, and its telephone number is (817) 856-8200.

                                USE OF PROCEEDS

  Except as otherwise set forth in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, including, among other things, development of new residential properties, acquisition of residential development properties and/or other homebuilding companies and repayment of existing indebtedness.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the Company's historical ratio of earnings to fixed charges for the five years ended September 30, 1996, and the six months ended March 31, 1996 and 1997:

                                                              SIX MONTHS ENDED
                    YEAR ENDED   YEAR ENDED SEPTEMBER 30,         MARCH 31,
                   DECEMBER 31, ----------------------------- -----------------
                       1992     1993(1)  1994   1995   1996     1996     1997
Ratio(2)..........     7.41        6.64    4.46   3.43   3.68     2.83     3.03
                       ====      ======  ====== ====== ====== ======== ========

---------------------
(1) In 1993, the Company changed to a fiscal year ended September 30. The ratio for the twelve months ended September 30, 1993, is presented for purposes of comparison.
(2) For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of income from continuing operations before income taxes, interest amortized to cost of sales, interest expense and the portion of rent expense deemed to represent interest. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.

                        DESCRIPTION OF DEBT SECURITIES

  The following sets forth certain general terms and provisions of each Indenture under which the Debt Securities are to be issued. The particular terms of the Debt Securities will be set forth in a Prospectus Supplement relating to such Debt Securities.

  The Debt Securities are to be issued under one or more Indentures, as amended or supplemented from time to time (the "Indenture"), to be entered into between the Company, the Guarantors (as defined below), if any, and American Stock Transfer & Trust Company, New York, New York, as trustee, (together with any other trustee(s) chosen by the Company, qualified to act as such under the Trust Indenture Act of 1939, as amended (the "TIA") and appointed in a supplemental indenture with respect to a particular series, the "Trustee"). The forms of Indentures have been filed as exhibits to the Registration Statement of which this Prospectus is a part and will be available for inspection at the corporate trust office of the Trustee, or as described above under "Available Information". The Indentures are subject to, and governed by, the TIA. The Company will execute an Indenture if and when the Company issues any Debt Securities. The statements made hereunder relating to the Indentures and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures (including those terms made a part of the Indenture by reference to the TIA) and such Debt Securities. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indentures. References below to an "Indenture" are deemed to constitute a reference to the applicable Indenture under which a particular series of Debt Securities is issued.

GENERAL

  The Debt Securities will be unsecured obligations of the Company. The Debt Securities may be issued in one or more series. Specific terms of each series of Debt Securities will be contained in authorizing resolutions or a supplemental indenture relating to that series. There will be Prospectus Supplements relating to particular series of Debt Securities. Each Prospectus Supplement will describe, as to the Debt Securities to which it relates: (i) the title of the Debt Securities; (ii) any limit upon the aggregate principal amount of a series of Debt Securities which may be issued; (iii) the date or dates on which principal of the Debt Securities will be payable and the amount of principal which will be payable; (iv) the rate or rates (which may be fixed or variable) at which the Debt Securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;
(v) the currency or currencies in which principal, premium, if any, and interest, if any, will be paid; (vi) the place or places where principal, premium, if any, and interest, if any, on the Debt Securities will be payable and where Debt Securities which are in registered form can be presented for registration of transfer or exchange and the identification of any depositary or depositaries for any global debt securities; (vii) any provisions regarding the right of the Company to redeem or purchase Debt Securities or of holders to require the Company to redeem Debt Securities; (viii) the right, if any, of holders of the Debt Securities to convert them into stock or other securities of the Company, including any provisions intended to prevent dilution of the conversion rights or otherwise; (ix) any provisions by which the Company will be required or permitted to make payments to a sinking fund which will be used to redeem Debt Securities or a purchase fund which will be used to purchase Debt Securities; (x) the percentage of the principal amount at which Debt Securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the Debt Securities which is payable if maturity of the Debt Securities is accelerated because of a default; (xi) the terms, if any, upon which Debt Securities may be subordinated to other indebtedness of the Company; (xii) any additions to, modifications of or deletions from the terms of the Debt Securities with respect to Events of Default or covenants or other provisions set forth in the Indenture; and (xiii) any other material terms of the Debt Securities, which may be different than the terms set forth in this Prospectus.

  Each Prospectus Supplement will describe, as to the Debt Securities to which it relates, any guarantees (the "Guarantees") by certain direct and indirect subsidiaries of the Company which may guarantee the Debt Securities (the "Guarantors"), including the terms of subordination (if any) of any such Guarantee.

EVENTS OF DEFAULT AND REMEDIES

  An Event of Default with respect to any series of Debt Securities is defined in the Indenture as being default in payment of the principal of or premium, if any, on any of the Debt Securities of such series; default for 30 days in payment of any installment of interest on any Debt Security of such series; default by the Company or any Guarantor for 60 days after notice in the observance or performance of any other covenants in the Indenture relating to such series; and certain events involving bankruptcy, insolvency or reorganization of the Company or certain Guarantors. The Indenture provides that the Trustee may withhold notice to the holders of any series of Debt Securities of any default (except a default in payment of principal, premium, if any, or interest, if any, with respect to such series of Debt Securities) if the Trustee considers it in the interest of the holders of such series of Debt Securities to do so.

  The Indenture provides that if any Event of Default has occurred and is continuing with respect to any series of Debt Securities, the Trustee or the holders of not less than 25% in principal amount of such series of Debt Securities then outstanding may declare the principal of all the Debt Securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the Debt Securities of such series then outstanding by written notice to the Trustee and the Company may waive any Event of Default (other than any Event of Default in payment of principal or interest) with respect to such series of Debt Securities. Holders of a majority in principal amount of the then outstanding Debt Securities of any series may rescind an acceleration with respect to such series and its consequences (except an acceleration due to nonpayment of principal or interest on such series) if the rescission would not conflict with any judgement or decree and if all existing Events of Default with respect to such series have been cured or waived.

  The holders of a majority in principal amount of the Debt Securities of any series then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee with respect to such series, subject to certain limitations specified in the Indenture.

DEFEASANCE OF INDENTURE

  The Indenture permits the Company and the Guarantors to terminate all of their respective obligations under the Indenture as they relate to any particular series of Debt Securities, other than the obligation to pay interest, if any, on and the principal of the Debt Securities of such series and certain other obligations, at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the Debt Securities of such series to their maturity, and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

  In addition, the Indenture permits the Company and the Guarantors to terminate all of their respective obligations under the Indenture as they relate to any particular series of Debt Securities (including the obligations to pay interest, if any, on and the principal of the Debt Securities of such series and certain other obligations), at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the Debt Securities of such series to their maturity, and
(ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date of the Indenture.

TRANSFER AND EXCHANGE

  A holder will be able to transfer or exchange Debt Securities only in accordance with the provisions of the Indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture.

AMENDMENT, SUPPLEMENT AND WAIVER

  Subject to certain exceptions, the Indenture, the Debt Securities or the Guarantees of a particular series may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Debt Securities) of the holders of at least a majority in principal amount of the Debt Securities of such series then outstanding, and any existing Default under, or compliance with any provision of the Indenture relating to a particular series of Debt Securities may be waived (other than any continuing Default or Event of Default in the payment of interest on or the principal of such Debt Securities) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Debt Securities) of the holders of a majority in principal amount of the Debt Securities of such series then outstanding. Without the consent of any holder, the Company and the Trustee may amend or supplement the Indenture, the Debt Securities or the Guarantees to cure any ambiguity, defect or inconsistency; to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities; to make any change that does not adversely affect the legal rights of any holder; to create a series and establish its terms; or to delete a Guarantor which, in accordance with the terms of the Indenture, ceases to be liable on its Guarantee.

  Without the consent of each holder affected, the Company and the Trustee may not (i) reduce the amount of Debt Securities of such series whose holders must consent to an amendment, supplement or waiver, (ii) reduce the rate of or change the time for payment of interest, (iii) reduce the principal of or change the fixed maturity of any Debt Security or alter the provisions with respect to redemptions or mandatory offers to repurchase Debt Securities pursuant to certain covenants set forth in the Indenture, (iv) make any Debt Security payable in money other than that stated in the Debt Security, (v) modify the ranking or priority of the Debt Securities or any Guarantee, (vi) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture, or (vii) waive a continuing default in the payment of principal of or interest on the Debt Securities.

  The right of any holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such holder) may be subject to the requirement that such holder shall have been the holder of record of any Debt Securities with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to holders in accordance with the terms of the Indenture.

CONCERNING THE TRUSTEE

  In the ordinary course of its business, American Stock Transfer and Trust Company, the Trustee, provides, and may continue to provide, service to the Company as transfer agent for the Common Stock of the Company. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

  The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The Trustee may refuse to perform any duty or exercise any right or power under the Indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

  The Indenture, the Debt Securities and the Guarantees will be governed by the laws of the State of New York without giving effect to principles of conflict of laws.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock is 100,000,000 shares of Common Stock, $.01 par value, and 30,000,000 shares of Preferred Stock, $.10 par value. At May 12, 1997, 37,222,841 shares of Common Stock and no shares of Preferred Stock were outstanding.

PREFERRED STOCK

  The Preferred Stock may be issued in series with any rights and preferences which may be authorized by the Company's Board of Directors. There will be Prospectus Supplements relating to particular series of Preferred Stock. Each Prospectus Supplement will describe, as to the Preferred Stock to which it relates: (i) the title of the Preferred Stock; (ii) any limit upon the number of shares of the series of Preferred Stock which may be issued; (iii) the preference, if any, to which holders of the series of Preferred Stock will be entitled upon liquidation of the Company; (iv) the date or dates on which the Company will be required or permitted to redeem the Preferred Stock; (v) the terms, if any, on which the Company or holders of the Preferred Stock will have the option to cause the Preferred Stock to be redeemed or purchased; (vi) the voting rights, if any, of the holders of the Preferred Stock; (vii) the dividends, if any, which will be payable with regard to the series of Preferred Stock (which may be fixed dividends or participating dividends and may be cumulative or non-cumulative); (viii) the right, if any, of holders of the Preferred Stock to convert it into another class of stock or securities of the Company, including provisions intended to prevent dilution of those conversion rights; (ix) any provisions by which the Company will be required or permitted to make payments to a sinking fund which will be used to redeem Preferred Stock or a purchase fund which will be used to purchase Preferred Stock; and (x) any other material terms of the Preferred Stock.

COMMON STOCK

  Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of Common Stock will be able to elect the entire Board of Directors of the Company. Holders of Common Stock have no preemptive rights and are entitled to such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. The Common Stock is not entitled to any sinking fund, redemption or conversion provisions. On liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in the net assets of the Company remaining after the payment of all creditors and liquidation preferences of Preferred Stock, if any. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. There will be a Prospectus Supplement relating to any offering of Common Stock offered by this Prospectus. The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York, which also serves as Trustee under the Indenture.

  The Company currently has the following provisions in its charter or bylaws which could be considered to be "anti-takeover" provisions: (i) an article in its charter prohibiting stockholder action by written consent; (ii) an article in its charter requiring the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock to remove a director; (iii) a bylaw limiting the persons who may call special meetings of stockholders to the Board of Directors or a committee thereof so empowered by the Board, the bylaws or by law; and (iv) a bylaw providing time limitations for nominations for election to the Board of Directors or for proposing matters which can be acted upon at stockholders' meetings. These provisions may have the effect of delaying stockholder actions with respect to certain business combinations and the election of new members to the Board of Directors. As such, the provisions could have the effect of discouraging open market purchases of the Company's Common Stock because they may be considered disadvantageous by a stockholder who desires to participate in a business combination or elect a new director. Additionally, the issuance of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control or other corporate action.

  The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" with the Company for three years following the date that person became an interested stockholder unless: (i) before that person became an interested stockholder, the Board of Directors of the Company approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding stock held by persons who are both directors and officers of the Company or by certain employee stock plans); or (iii) on or following the date on which that person became an interested stockholder, the business combination is approved by the Company's Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Company (excluding shares held by the interested stockholder). A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

                             PLAN OF DISTRIBUTION

  The Securities may be sold (i) through agents, (ii) through underwriters,
(iii) through dealers, (iv) directly to purchasers (through a specific bidding or auction process or otherwise); or (v) through a combination of any such methods of sale. The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

  Offers to purchase the Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

  If an underwriter or underwriters are utilized in the sale of Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities.

  If a dealer is utilized in the sale of the Securities, the Company or an underwriter will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto.

  Offers to purchase the Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the Prospectus Supplement relating thereto.

  Agents, underwriters and dealers may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and any such agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

  Gibson, Dunn & Crutcher LLP, Dallas, Texas has rendered an opinion (filed as an exhibit to the Registration Statement) with respect to the validity of the Securities being offered hereby. If certain legal matters in connection with offerings made by this Prospectus are passed on by counsel for the underwriters of an offering of those Securities, that counsel will be named in the Prospectus Supplement relating to that offering.

                                    EXPERTS

  The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended September 30, 1996, and also appearing elsewhere herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and included and incorporated by reference herein. Such consolidated financial statements are included and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of S. G. Torrey Atlanta, Ltd. and Affiliates appearing in the Company's Current Report (Form 8-K) dated March 13, 1997, have been audited by Whittington, McLemore, Land, Davis & White, P.C., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
Report of Independent Auditors............................................ F-2
Consolidated Balance Sheets, September 30, 1995, and 1996 and March 31,
 1997..................................................................... F-3
Consolidated Statements of Income for the three years ended September 30,
 1996 and the Six Months Ended March 31, 1996 and 1997......... .......... F-4
Consolidated Statements of Stockholders' Equity for the three years ended
 September 30, 1996 and the Six Months Ended March 31, 1997............... F-5
Consolidated Statements of Cash Flows for the three years ended September
 30, 1996 and the Six Months Ended March 31, 1996 and 1997................ F-6
Notes to Consolidated Financial Statements................................ F-7

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
D.R. Horton, Inc.

  We have audited the accompanying consolidated balance sheets of D.R. Horton, Inc. and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of D.R. Horton, Inc. and subsidiaries at September 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Fort Worth, Texas
November 8, 1996, except for Note I, as to which the date is May 16, 1997

                       D.R. HORTON, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                    SEPTEMBER 30,    MARCH 31,
                                                  ----------------- -----------
                                                    1995     1996      1997
                                                  -------- -------- -----------
                                                                    (UNAUDITED)
                                                         (IN THOUSANDS)
                     ASSETS
Cash............................................. $ 16,737 $ 32,467  $ 26,814
Inventories:
  Finished homes and construction in progress....  182,772  216,264   348,148
  Residential lots--developed and under
   development...................................   98,824  127,707   191,984
  Land held for development......................    1,312    1,312     1,312
                                                  -------- --------  --------
                                                   282,908  345,283   541,444
Property and equipment (net) ....................    5,359    5,631    11,852
Earnest money deposits and other assets..........   10,680   15,247    26,196
Excess of cost over net assets acquired (net)....    3,103    4,285    28,303
                                                  -------- --------  --------
                                                  $318,787 $402,913  $634,609
                                                  ======== ========  ========
                   LIABILITIES
Accounts payable................................. $ 29,312 $ 34,391  $ 52,931
Accrued expenses and customer deposits...........   13,523   21,011    26,164
Notes payable....................................  169,879  169,873   318,550
                                                  -------- --------  --------
                                                   212,714  225,275   397,645
              STOCKHOLDERS' EQUITY
Preferred stock, $.10 par value, 30,000,000
 shares authorized, no shares issued.............      --       --        --
Common stock, $.01 par value, 100,000,000 shares
 authorized, 25,437,067 shares in 1995,
 32,362,036 in 1996 and 36,839,791 in 1997,
 issued and outstanding..........................      254      324       368
Additional capital...............................   91,635  159,714   206,147
Retained earnings................................   14,184   17,600    30,449
                                                  -------- --------  --------
                                                   106,073  177,638   236,964
                                                  -------- --------  --------
                                                  $318,787 $402,913  $634,609
                                                  ======== ========  ========

          See accompanying notes to consolidated financial statements.

                       D.R. HORTON, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                            SIX MONTHS ENDED
                                YEAR ENDED SEPTEMBER 30,        MARCH 31,
                               ---------------------------  ------------------
                                 1994     1995      1996      1996      1997
                               -------- --------  --------  --------  --------
                               (IN THOUSANDS, EXCEPT NET INCOME PER SHARE)
                                                               (UNAUDITED)
Revenues...................... $393,317 $437,388  $547,336  $235,110  $303,977
Cost of sales.................  326,099  359,742   449,054   193,402   247,828
                               -------- --------  --------  --------  --------
                                 67,218   77,646    98,282    41,708    56,149
Selling, general and
 administrative expense.......   39,073   44,549    53,860    24,573    33,911
                               -------- --------  --------  --------  --------
Operating income..............   28,145   33,097    44,422    17,135    22,238
Other:
  Interest expense............      --    (1,161)   (1,474)     (941)   (1,600)
  Other income................      446      621     1,484       597     1,122
                               -------- --------  --------  --------  --------
                                    446     (540)       10      (344)     (478)
                               -------- --------  --------  --------  --------
  INCOME BEFORE INCOME TAXES..   28,591   32,557    44,432    16,791    21,760
Provision for income taxes....   10,928   12,018    17,053     6,254     8,263
                               -------- --------  --------  --------  --------
  NET INCOME.................. $ 17,663 $ 20,539  $ 27,379  $ 10,537  $ 13,497
                               ======== ========  ========  ========  ========
Net income per share.......... $   0.63 $   0.74  $   0.87  $   0.35  $   0.40
                               ======== ========  ========  ========  ========
Weighted average number of
 shares of common stock
 outstanding, including common
 stock equivalents............   27,845   27,849    31,420    29,874    33,635
                               ======== ========  ========  ========  ========


          See accompanying notes to consolidated financial statements.

                       D.R. HORTON, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                      TOTAL
                                      COMMON ADDITIONAL RETAINED  STOCKHOLDERS'
                                      STOCK   CAPITAL   EARNINGS     EQUITY
                                      ------ ---------- --------  -------------
                                      (IN THOUSANDS, EXCEPT NUMBER OF SHARES)
Balances at October 1, 1993..........  $155   $ 61,305  $  4,413    $ 65,873
  Net income.........................   --         --     17,663      17,663
  Exercise of stock options (109,860
   shares)...........................     1        907       --          908
  Issuance under D.R. Horton, Inc.
   employee benefit plans (7,200
   shares)...........................   --         110       --          110
  Six percent stock dividend.........     9     11,225   (11,235)         (1)
                                       ----   --------  --------    --------
Balances at September 30, 1994.......   165     73,547    10,841      84,553
  Net income.........................   --         --     20,539      20,539
  Exercise of stock options (116,400
   shares)...........................     1        772       --          773
  Issuances under D.R. Horton, Inc.
   employee benefit plans (20,549
   shares)...........................   --         208       --          208
  Nine percent stock dividend........    15     17,181   (17,196)        --
  Seven for five stock split.........    73        (73)      --          --
                                       ----   --------  --------    --------
Balances at September 30, 1995.......   254     91,635    14,184     106,073
  Net income.........................   --         --     27,379      27,379
  Stock sold through public offering
   (4,375,000 shares)................    44     43,149       --       43,193
  Exercise of stock options (124,619
   shares)...........................     1        696       --          697
  Issuances under D.R. Horton, Inc.
   employee benefit plans (29,300
   shares)...........................     1        296       --          297
  Eight percent stock dividend.......    24     23,938   (23,963)         (1)
                                       ----   --------  --------    --------
Balances at September 30, 1996.......   324    159,714    17,600     177,638
  Net income (unaudited )............   --         --     13,497      13,497
  Stock sold through public offering
   (3,500,000 shares) (unaudited)....    35     36,368       --       36,403
  Issuance as partial consideration
   for acquisition (844,444 shares)
   (unaudited).......................     8      9,142       --        9,150
  Stock issuance under employee
   benefit plans (15,100 shares)
   (unaudited).......................   --         134       --          134
  Exercise of stock options (118,211
   shares)(unaudited)................     1        789       --          790
  Cash dividends paid (unaudited)....   --         --       (648)       (648)
                                       ----   --------  --------    --------
Balances at March 31, 1997
 (unaudited).........................  $368   $206,147  $ 30,449    $236,964
                                       ====   ========  ========    ========

          See accompanying notes to consolidated financial statements.

                       D.R. HORTON, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 SIX MONTHS
                             YEAR ENDED SEPTEMBER 30,         ENDED MARCH 31,
                         ----------------------------------- -------------------
                           1994      1995          1996        1996      1997
                         --------  ---------  -------------- --------  ---------
                                              (IN THOUSANDS)    (UNAUDITED)
OPERATING ACTIVITIES
Net income.............  $ 17,663  $  20,539    $  27,379    $ 10,537  $  13,497
Adjustments to
 reconcile net income
 to net cash provided
 by (used in) operating
 activities:
  Depreciation and
   amortization........     1,190      2,025        2,583       1,408      1,651
  Expense associated
   with issuance of
   stock under certain
   D.R. Horton employee
   benefit plans.......       110        208          229          90        100
Changes in operating
 assets and
 liabilities:
  Increase in
   inventories.........   (61,234)   (56,401)     (62,375)    (36,428)  (110,078)
  Increase in earnest
   money deposits and
   other assets........      (393)      (910)      (4,271)       (164)    (7,534)
  Increase (decrease)
   in accounts payable,
   accrued expenses and
   customer deposits...    (1,317)     2,197       12,567         942     13,951
                         --------  ---------    ---------    --------  ---------
NET CASH USED IN
 OPERATING ACTIVITIES..   (43,981)   (32,342)     (23,888)    (23,615)   (88,413)
                         --------  ---------    ---------    --------  ---------
INVESTING ACTIVITIES
  Net purchase of
   property and
   equipment...........    (2,563)    (2,414)      (2,667)     (1,819)    (3,778)
  Net cash paid for
   acquisitions........    (3,583)    (4,577)      (1,370)       (580)   (44,560)
                         --------  ---------    ---------    --------  ---------
NET CASH USED IN
 INVESTING ACTIVITIES..    (6,146)    (6,991)      (4,037)     (2,399)   (48,338)
                         --------  ---------    ---------    --------  ---------
FINANCING ACTIVITIES
  Proceeds from notes
   payable.............   133,297    232,964      238,987      51,093    160,157
  Repayment of notes
   payable.............   (92,791)  (188,857)    (239,289)    (63,721)   (65,605)
  Proceeds from common
   stock offerings,
   including stock
   associated with
   certain employee
   benefit plans.......       --         --        43,260      43,260     36,403
  Cash dividends paid..       --         --           --          --        (648)
  Proceeds from
   exercise of stock
   options.............       907        773          697         543        791
                         --------  ---------    ---------    --------  ---------
NET CASH PROVIDED BY
 FINANCING ACTIVITIES..    41,413     44,880       43,655      31,175    131,098
                         --------  ---------    ---------    --------  ---------
      INCREASE
       (DECREASE) IN
       CASH............    (8,714)     5,547       15,730       5,161     (5,653)
  Cash at beginning of
   period..............    19,904     11,190       16,737      16,737     32,467
                         --------  ---------    ---------    --------  ---------
  Cash at end of
   period..............  $ 11,190  $  16,737    $  32,467    $ 21,898  $  26,814
                         ========  =========    =========    ========  =========
  Supplemental cash
   flow information:
    Interest paid......  $  7,059  $  11,689    $  14,628    $  7,429  $   8,130
                         ========  =========    =========    ========  =========
    Income taxes paid..  $ 11,561  $  11,336    $  16,143    $  7,270  $  10,920
                         ========  =========    =========    ========  =========

          See accompanying notes to consolidated financial statements.

                      D.R. HORTON, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               INFORMATION PERTAINING TO MARCH 31, 1996 AND 1997
                    AND THE PERIODS THEN ENDED IS UNAUDITED

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business. The Company is engaged primarily in the construction and sale of single-family housing in 21 states in the United States. The Company designs, builds and sells single-family houses on finished lots which it purchases ready for home construction or which it develops. The Company purchases undeveloped land to develop into finished lots for future construction of single-family houses and for sale to others. The Company also provides title agency and mortgage services in selected markets; however, such activities are not material to the consolidated operating results of the Company.

  Principles of Consolidation: The consolidated financial statements include the accounts of D.R. Horton, Inc. (the Company) and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

  Accounting Principles: The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Statements of Financial Accounting Standards: During the fourth quarter of 1996, the Company elected to adopt Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("FAS 121") retroactive to October 1, 1995. The adoption of FAS 121 did not impact the Company's results of operations or financial position and did not result in a restatement of any of the financial results for fiscal 1996. The Company believes the adoption of FAS 121 would not have had an effect on financial results in fiscal 1995 and 1994 had FAS 121 been adopted in those years.

  Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("FAS 123"), issued in October 1995, establishes financial accounting and reporting standards for stock-based employee compensation plans. As permitted by FAS 123, the Company has elected to continue to use Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations, in accounting for its Stock Incentive Plan. Refer to Note F.

  Cash: The Company considers all highly liquid investments with an initial maturity of three months or less when purchased to be cash equivalents. Amounts in transit from title companies for home closings are included in cash.

  Cost of Sales: Cost of sales includes home warranty costs, purchased discounts for customer financing, and sales commissions paid to third parties.

  Fair Value of Financial Instruments: The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. The carrying amounts of cash and cash equivalents and trade payables approximate fair value because of the short maturity of these financial instruments. Generally, the homebuilding notes payable bear interest at rates indexed to LIBOR or the Federal Funds rate. Therefore, the carrying amounts of the outstanding borrowings at September 30, 1996, approximate fair value. At both September 30, 1996 and 1995, the estimated fair value of the Company's debt, including the interest rate swap agreement described in Note B, approximated its carrying value.

  Fair value estimates are made at specific points in time based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve matters of

                      D.R. HORTON, INC. AND SUBSIDIARIES

               INFORMATION PERTAINING TO MARCH 31, 1996 AND 1997
                    AND THE PERIODS THEN ENDED IS UNAUDITED

significant judgment, and therefore, cannot be determined with precision. Changes in assumptions could significantly affect estimates.

  Inventories: Inventories are stated at the lower of cost (specific identification method) or net realizable value. In addition to direct land acquisition, land development and direct housing construction costs, inventory costs include interest and real estate taxes, which are capitalized in inventory during the development and construction periods. Residential lots are transferred to construction in progress when building permits are requested. Land and development costs, capitalized interest and real estate taxes incurred during land development are allocated to individual lots on a prorata basis.

  Interest. The Company capitalizes interest during development and construction. Capitalized interest is charged to cost of sales as the related inventory is delivered to the home buyer. The summary of interest for 1994, 1995 and 1996 is:

                                                   YEAR ENDED SEPTEMBER 30,
                                                  ----------------------------
                                                    1994      1995      1996
                                                  --------  --------  --------
                                                        (IN THOUSANDS)
   Capitalized interest, beginning of period..... $  1,581  $  4,325  $  7,118
   Interest incurred.............................    7,269    12,002    14,835
   Interest expensed.............................
     Directly....................................      --     (1,161)   (1,474)
     Amortized to cost of sales..................   (4,525)   (8,048)   (9,437)
                                                  --------  --------  --------
   Capitalized interest, end of period........... $  4,325  $  7,118  $ 11,042
                                                  ========  ========  ========

  Property and Equipment: Property and equipment, including model home furniture, are stated on the basis of cost. Major renewals and improvements are capitalized. Repairs and maintenance are expensed as incurred. Depreciation generally is provided using the straight-line method over the estimated useful life of the asset. Accumulated depreciation was $3,481,000 and $5,000,000 as of September 30, 1995 and 1996, respectively.

  Excess of Cost Over Net Assets Acquired: The excess of amounts paid for business acquisitions over the net fair value of the assets acquired and liabilities assumed is amortized using the straight-line method over twenty years. Additional consideration paid in subsequent periods under the terms of purchase agreements are included as acquisition costs. Amortization expense was $42,000, $114,000 and $188,000, in 1994, 1995 and 1996, respectively.
Accumulated amortization was $156,000 and $344,000 at September 30, 1995 and 1996, respectively.

  Revenue Recognition: Revenue generally is recognized at the time of the closing of a sale, when title to and possession of the property transfer to the buyer.

  Net Income Per Share: Net income per share is based upon the average number of shares of common stock outstanding during each year and the effect of common stock equivalents related to dilutive stock options.

                      D.R. HORTON, INC. AND SUBSIDIARIES

               INFORMATION PERTAINING TO MARCH 31, 1996 AND 1997
                    AND THE PERIODS THEN ENDED IS UNAUDITED


NOTE B--NOTES PAYABLE

  Notes payable (in thousands):

                                                                SEPTEMBER 30,
                                                              -----------------
                                                                1995     1996
                                                              -------- --------
   Unsecured: Banks
   $250,000 term and revolving credit facility, maturing
    April, 1999 to April, 2001, rates range from Federal
    Funds + 1.6% to LIBOR + 2%............................... $134,800 $158,600
   $10,000 revolving line of credit, maturing March 1997,
    LIBOR + 2%...............................................      --       --
   $20,000 revolving line of credit maturing September 1997,
    LIBOR + 1 1/2%...........................................    7,000      --
   $17,500 revolving line of credit, payable on demand with
    six months' notice, LIBOR + 1 1/4%.......................   13,770    4,000
   Other notes payable.......................................   14,309    7,273
                                                              -------- --------
     Total notes payable..................................... $169,879 $169,873
                                                              ======== ========

  Maturities of notes payable, assuming the revolving lines of credit are not extended, are $10.3 million in 1997, $0.4 million in 1998, $59.2 million in 1999, and $100.0 million in 2001. The weighted average interest rates at September 30, 1995 and 1996 were 7.9% and 7.5%, respectively.

  In addition to the stated interest rates, various credit facilities require the Company to pay certain fees. The $250 million credit facility also provides $10 million for use as letters of credit. Effective October 1, 1996, there was a reduction in the interest rate on the revolving portion of $250 million credit facility. Certain of the notes and loan agreements contain financial covenants generally relating to cash dividends, minimum interest coverage, net worth, leverage, inventory levels and other matters.

  The Company uses an interest rate swap agreement to help manage a portion of its interest rate exposure. The agreement converts from a variable rate to a fixed rate on a notional amount of $100 million. The agreement expires April 2001. The Company does not expect non-performance by the counterparty, and any losses incurred in the event of non-performance would not be material. As a result of this agreement, the Company incurred net interest expense of $0.4 million during 1996. Net payments or receipts under the Company's interest rate swap agreement are recorded as adjustments to interest expense.

NOTE C--ACQUISITIONS

  In 1994 and 1995, the Company made the following acquisitions:

   COMPANY ACQUIRED                               DATE ACQUIRED  CONSIDERATION
   ----------------                               -------------- -------------
   Regency Development, Inc. (Birmingham)........ September 1995 $12.3 million
   Arappco, Inc. (Greensboro).................... July 1995      $12.2 million
   Joseph M. Miller Construction, Inc./Argus
    Development, Inc. (Minneapolis).............. April 1994     $16.6 million

Consideration includes cash paid, promissory notes and assumption of certain accounts payable and notes payable which were repaid subsequent to the acquisitions.

During the first six months of the 1997 fiscal year, three acquisitions were made (unaudited):

    In October, 1996, the Company completed the acquisition of the principal assets (approximately $7.7 million, primarily inventories) of Trimark Communities, L.L.C., of Denver, Colorado, for $6.8 million in

                      D.R. HORTON, INC. AND SUBSIDIARIES

               INFORMATION PERTAINING TO MARCH 31, 1996 AND 1997
                    AND THE PERIODS THEN ENDED IS UNAUDITED

  cash and the assumption of approximately $1.0 million in trade accounts and notes payable associated with the acquired assets.

    In December, 1996, the Company purchased the principal assets
  (approximately $19.5 million, primarily inventories) of SGS Communities, Inc., of New Jersey (SGS), for $10.6 million in cash and the assumption of $10.1 million in trade accounts and notes payable associated with the acquired assets.

    In February, 1997, the Company completed the acquisition of all of the outstanding capital stock of the entities comprising the Torrey Group of Atlanta, Georgia (Torrey) for $28.5 million in cash, 844,444 newly issued shares of the Company's common stock, valued at $9.2 million, and a contingent payment estimated at $1 million. In addition, $8.4 million was paid to partnerships affiliated with the Torrey Group for real estate assets of such partnerships. The estimated market value of all assets acquired, less liabilities assumed, amounts to $24.4 million.

    The final determination of the valuations of SGS and Torrey have not been completed. Any subsequent adjustments to the beginning balance sheet valuation amounts estimated herein will be recorded in future periods as adjustments to the excess of cost over net assets acquired and amortized over 20 years.

  With the exception of Torrey, the above acquisitions contain provisions for additional consideration to be paid annually for up to four years subsequent to the acquisition date, based upon income before income taxes. Such additional consideration will be recorded when paid as excess cost over net assets acquired, which is amortized using the straight line method over 20 years.

  All of the acquired companies are involved in homebuilding and land development. The Company has accounted for these acquisitions under the purchase method and has included the operations of the acquired businesses in its Consolidated Statements of Income since their acquisition.

  Presented below are the Company's unaudited pro forma summary consolidated results of operations, as if the Arappco and Regency Development acquisitions had occurred on October 1, 1994 and the Torrey acquisition had occurred on October 1, 1996. In preparing the pro forma information, various assumptions were made and this information does not purport to be indicative of what would have occurred had the acquisitions been made as of the dates for which pro formas were prepared.

                                  SEPTEMBER 30, 1995      MARCH 31, 1997
                                ----------------------- ---------------------
                                (IN THOUSANDS, EXCEPT NET INCOME PER SHARE)
   Revenues....................      $474,476              $383,821
   Net income..................      $ 22,359              $ 13,666
   Net income per share........      $   0.80              $   0.40

NOTE D--STOCKHOLDERS' EQUITY

  The Board of Directors of the Company declared the following common stock dividends:

   DECLARED DATE                                      AMOUNT  PAID   RECORD DATE
   -------------                                      ------ ------- -----------
   5/12/94...........................................    6%  6/30/94   5/31/94
   4/20/95...........................................    9%  6/30/95   5/31/95
   4/22/96...........................................    8%  5/24/96   5/08/96

  Stock Split: On August 15, 1995, the Board of Directors declared a seven-for-five stock split effected in the form of a 40% stock dividend on its common stock. Accordingly, the $.01 par value for the additional shares

                      D.R. HORTON, INC. AND SUBSIDIARIES

               INFORMATION PERTAINING TO MARCH 31, 1996 AND 1997
                    AND THE PERIODS THEN ENDED IS UNAUDITED

issued, in respect of the seven-for-five stock split, was transferred from additional paid-in-capital to common stock.

  Net income per share and weighted average shares outstanding for all periods presented have been restated to reflect the stock dividends and the stock split. Other than as required to maintain the financial ratios and net worth requirements under the credit agreements, there are no restrictions on the payment of cash dividends by the Company.

NOTE E--PROVISION FOR INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These differences primarily relate to the capitalization of inventory costs, the accrual of warranty costs, and depreciation. The Company's deferred tax assets and liabilities are not significant.

  The difference between income tax expense and tax computed by applying the federal statutory income tax rate to income before taxes is due primarily to the effect of applicable state income taxes. Income tax expense consists of:

                                                    YEAR ENDED SEPTEMBER 30,
                                                   ----------------------------
                                                     1994      1995      1996
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
   Current:
     Federal......................................  $10,477   $11,767   $17,650
     State........................................      963     1,274     1,829
                                                   --------  --------  --------
                                                     11,440    13,041    19,479
                                                   --------  --------  --------
   Deferred:
     Federal......................................     (468)     (923)   (2,198)
     State........................................      (44)     (100)     (228)
                                                   --------  --------  --------
                                                       (512)   (1,023)   (2,426)
                                                   --------  --------  --------
                                                    $10,928   $12,018   $17,053
                                                   ========  ========  ========

NOTE F--EMPLOYEE BENEFIT PLANS

  The D.R. Horton, Inc. Profit Sharing Plus plan is a 401(k) plan for Company employees. The Company matches 50% of employees' voluntary contributions up to a maximum of 3% of each participant's earnings. Additional employer contributions in the form of profit sharing are at the discretion of the Company. Expenses for this Plan were $158,000, $233,000 and $327,000 for 1994, 1995 and 1996, respectively.

  Effective January 1, 1994, the Company adopted the D.R. Horton, Inc. Stock Tenure Plan (an Employee Stock Ownership Plan), covering those employees generally not participating in certain other D.R. Horton benefit plans. Contributions are made at the discretion of the Company. Expenses of $110,000, $106,000 and $229,000 were recognized for 1994, 1995 and 1996, respectively, related to Company contributions of common stock to the Plan.

  The Company's Supplemental Executive Retirement Plans (SERP's) are non-qualified deferred compensation programs that provide benefits payable to certain management employees upon retirement, death,

                      D.R. HORTON, INC. AND SUBSIDIARIES

               INFORMATION PERTAINING TO MARCH 31, 1996 AND 1997
                    AND THE PERIODS THEN ENDED IS UNAUDITED

or termination of employment with the Company. SERP No. 1 provides for voluntary deferral of compensation which is invested under a trust agreement. All salary deferrals under this Plan have been accrued and the investments are recorded as an other asset. Under SERP No. 2, the Company accrues an unfunded benefit, as well as an interest factor based upon a predetermined formula. The Company recorded $231,000, $347,000 and $313,000 of expense for SERP No. 2 in 1994, 1995 and 1996, respectively.

  In 1996, the Company approved the D.R. Horton, Inc. Employee Stock Purchase Plan which allows employees to purchase stock directly from the Company at market value.

  At September 30, 1996, 237,500 shares of common stock have been reserved for future issuance under the stock tenure and stock purchase plans.

  The D.R. Horton, Inc. 1991 Stock Incentive Plan provides for the granting of stock options to certain key employees of the Company to purchase shares of common stock. Options are granted at exercise prices which approximate the market value of the Company's common stock at the date of the grant. Options generally expire 10 years after the dates on which they were granted and vest evenly over the life of the option. At September 30, 1996, 3,034,250 shares of common stock have been authorized for future issuance under this plan. Activity under the plan is:

                                   1994                1995                1996
                             ------------------ ------------------- -------------------
                                       WEIGHTED            WEIGHTED            WEIGHTED
                                       AVERAGE             AVERAGE             AVERAGE
                                       EXERCISE            EXERCISE            EXERCISE
   STOCK OPTIONS             OPTIONS    PRICES   OPTIONS    PRICES   OPTIONS    PRICES
   -------------             --------  -------- ---------  -------- ---------  --------
   Outstanding at beginning
    of year. ..............   872,655   $ 7.32    992,713   $ 8.60  1,782,517   $ 6.56
   Granted.................   185,700    13.98    313,000    12.15    559,000    10.15
   Exercised...............  (109,860)    3.62   (116,400)    3.84   (124,619)    3.24
   Cancelled...............    (6,500)    7.86    (19,940)    9.80   (122,022)    8.54
   Effects of stock
    dividends..............    50,718     8.26    613,144     6.87    145,908     6.69
                             --------   ------  ---------   ------  ---------   ------
   Outstanding at end of
    year...................   992,713   $ 8.60  1,782,517   $ 6.56  2,240,784   $ 7.11
                             ========   ======  =========   ======  =========   ======
   Exercisable at end of
    year...................   403,997   $ 5.55    565,551   $ 4.44    659,615   $ 4.74
                             ========   ======  =========   ======  =========   ======

  Exercise prices for options outstanding at September 30, 1996, ranged from $1.804 to $10.185. The weighted average remaining contractual lives of those options are as follows:

                                  OUTSTANDING                EXERCISABLE
                          --------------------------- -------------------------
                                             WEIGHTED                  WEIGHTED
                                    AVERAGE  AVERAGE          AVERAGE  AVERAGE
    EXERCISE                        EXERCISE MATURITY         EXERCISE MATURITY
   PRICE RANGE             OPTIONS   PRICE   (YEARS)  OPTIONS  PRICE   (YEARS)
   -----------            --------- -------- -------- ------- -------- --------
   Less than $4..........   161,631  $1.89     5.0    161,631  $1.89     5.0
   $4-$8................. 1,239,792   5.99     6.9    459,841   5.35     6.4
   More than $8..........   839,361   9.76     9.1     38,143   9.47     7.9
                          ---------  -----     ---    -------  -----     ---
    Total................ 2,240,784  $7.11     7.6    659,615  $4.74     6.2
                          =========  =====     ===    =======  =====     ===

  The Company has elected to follow Accounting Principles Board Opinion No. 25, in accounting for its employee stock options. The exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant and therefore, no compensation expense is recognized.

                      D.R. HORTON, INC. AND SUBSIDIARIES

               INFORMATION PERTAINING TO MARCH 31, 1996 AND 1997
                    AND THE PERIODS THEN ENDED IS UNAUDITED

  Application of the fair value method, as specified by FAS 123, had no material impact on net income or net income per share amounts. However, such pro forma effects are not indicative of future fair value effects until the rules stipulated by FAS 123 are applied to all outstanding, nonvested awards.

NOTE G--COMMITMENTS AND CONTINGENCIES

  The Company is involved in lawsuits and other contingencies in the ordinary course of business. Management believes that, while the ultimate outcome of the contingencies cannot be predicted with certainty, the ultimate liability, if any, will not have a material adverse effect on the Company's financial position.

  In the ordinary course of business, the Company enters into option agreements to purchase land and developed lots. Deposits of approximately $5.0 million at September 30, 1996, secure the Company's performance under these agreements.

  The Company leases office space under noncancelable operating leases. Minimum annual lease payments under these leases at September 30, 1996, are approximately:

                                    (IN THOUSANDS)
              1997.................      $342
              1998.................       199
              1999.................        46
              2000.................        38
              2001.................        33
                                         ----
                                         $658
                                         ====

  Rent expense approximated $840,000, $989,000 and $1,140,000 for 1994, 1995
and 1996, respectively.

  In the normal course of its business activities, the Company provides letters of credit and performance bonds, issued by third parties, to secure performance under various contracts. At September 30, 1996, outstanding letters of credit totalled $5.2 million and performance bonds totalled $21.7 million.

NOTE H--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  Quarterly results of operations are:

                                                         1996
                                      ------------------------------------------
                                                  THREE MONTHS ENDED
                                      ------------------------------------------
                                      SEPTEMBER 30 JUNE 30  MARCH 31 DECEMBER 31
                                      ------------ -------  -------- -----------
                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   Revenues..........................   $168,943   $143,283 $114,042  $121,068
   Gross margin......................     30,677     25,897   20,175    21,533
   Net income........................      9,408      7,434    5,122     5,415
   Net income per share(1)...........        .29        .23      .16       .19

                      D.R. HORTON, INC. AND SUBSIDIARIES

               INFORMATION PERTAINING TO MARCH 31, 1996 AND 1997
                    AND THE PERIODS THEN ENDED IS UNAUDITED

                                                         1995
                                      ------------------------------------------
                                                  THREE MONTHS ENDED
                                      ------------------------------------------
                                      SEPTEMBER 30 JUNE 30  MARCH 31 DECEMBER 31
                                      ------------ -------- -------- -----------
                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   Revenues..........................   $132,827   $120,529 $87,076    $96,956
   Gross margin......................     23,992     21,647  15,359     16,648
   Net income........................      6,681      6,090   3,948      3,820
   Net income per share(1)...........        .24        .22     .14        .14
                                                         1994
                                      ------------------------------------------
                                                  THREE MONTHS ENDED
                                      ------------------------------------------
                                      SEPTEMBER 30 JUNE 30  MARCH 31 DECEMBER 31
                                      ------------ -------- -------- -----------
                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   Revenues..........................   $124,024   $107,782 $82,606    $78,905
   Gross margin......................     21,038     17,729  14,416     14,035
   Net income........................      5,679      4,690   3,698      3,596
   Net income per share(1)...........        .20        .17     .13        .13

---------------------
(1) Net income per share differs from that previously reported due to the effect of the 1996 eight percent stock dividend.

NOTE I--SUMMARIZED FINANCIAL INFORMATION

  The securities that may be issued under a debt offering contemplated by the Company will include full and unconditional guarantees by certain subsidiaries of the Company. Summarized financial information of the Company and its subsidiaries is presented below. It is not contemplated that all subsidiaries will serve as guarantors. Management has determined that separate financial statements and other disclosures concerning the subsidiaries are not material to investors.

  As of and for the periods ended: (In thousands)

MARCH 31, 1997--(UNAUDITED)

                            D.R. HORTON,  GUARANTOR   NONGUARANTOR INTERCOMPANY
                                INC.     SUBSIDIARIES SUBSIDIARIES ELIMINATIONS  TOTAL
                            ------------ ------------ ------------ ------------ --------
   Inventory...............   $217,728     $323,716      $  --      $     --    $541,444
   Total assets............    550,920      384,537       1,669      (302,517)   634,609
   Notes payable...........    311,703        6,847         --            --     318,550
   Total liabilities.......    343,400      355,018         659      (301,432)   397,645
   Revenues................    109,011      194,966         681          (681)   303,977
   Gross profit............     21,138       35,011         550          (550)    56,149
   Net income..............     11,042       24,157         216       (21,918)    13,497

                       D.R. HORTON, INC. AND SUBSIDIARIES

               INFORMATION PERTAINING TO MARCH 31, 1996 AND 1997
                    AND THE PERIODS THEN ENDED IS UNAUDITED


MARCH 31, 1996---(UNAUDITED)

                            D.R. HORTON,  GUARANTOR   NONGUARANTOR INTERCOMPANY
                                INC.     SUBSIDIARIES SUBSIDIARIES ELIMINATIONS  TOTAL
                            ------------ ------------ ------------ ------------ --------
   Inventory...............   $173,721     $145,615      $  --      $     --    $319,336
   Total assets............    318,158      162,359         621      (119,053)   362,085
   Notes payable...........    149,404        8,137         --            --     157,541
   Total liabilities.......  173,566        145,794         112      (117,979)   201,493
   Revenues................    119,354      115,756         538          (538)   235,110
   Gross profit............     20,995       20,713         397          (397)    41,708
   Net income..............     12,366       20,781         197       (22,807)    10,537

SEPTEMBER 30, 1996

                            D.R. HORTON,  GUARANTOR   NONGUARANTOR INTERCOMPANY
                                INC.     SUBSIDIARIES SUBSIDIARIES ELIMINATIONS  TOTAL
                            ------------ ------------ ------------ ------------ --------
   Inventory...............   $180,061     $165,222      $  --      $     --    $345,283
   Total assets............    353,563      181,586       1,117      (133,353)   402,913
   Notes payable...........    167,907        1,966         --            --     169,873
   Total liabilities.......    197,255      160,019         279      (132,278)   225,275
   Revenues................    269,853      277,483       1,210        (1,210)   547,336
   Gross profit............     47,346       50,936         901          (901)    98,282
   Net income..............     30,771       54,368         553       (58,313)    27,379

SEPTEMBER 30, 1995

                            D.R. HORTON,  GUARANTOR   NONGUARANTOR INTERCOMPANY
                                INC.     SUBSIDIARIES SUBSIDIARIES ELIMINATIONS  TOTAL
                            ------------ ------------ ------------ ------------ --------
   Inventory...............   $150,692     $132,216      $  --      $     --    $282,908
   Total assets............    277,131      151,761         380      (110,485)   318,787
   Notes payable...........    157,544       12,335         --            --     169,879
   Total liabilities.......    185,028      137,013          29      (109,356)   212,714
   Revenues................    259,165      178,223         576          (576)   437,388
   Gross profit............     44,274       33,372         444          (444)    77,646
   Net income..............     18,281       35,336         205       (33,283)    20,539

SEPTEMBER 30, 1994

                                 D.R. HORTON,  GUARANTOR   INTERCOMPANY
                                     INC.     SUBSIDIARIES ELIMINATIONS  TOTAL
                                 ------------ ------------ ------------ --------
   Inventory....................   $170,834     $33,260      $    --    $204,094
   Total assets.................    236,573      47,329       (53,004)   230,898
   Notes payable................    106,224       2,354           --     108,578
   Total liabilities............    140,152      58,356       (52,163)   146,345
   Revenues.....................    355,577      37,740           --     393,317
   Gross profit.................     60,305       6,913           --      67,218
   Net income...................     38,728      18,708       (39,773)    17,663

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  NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION
OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMA-TION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.
THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE
AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER
THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PRO-SPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
Prospectus Supplement Summary..............................................  S-3
Risk Factors...............................................................  S-8
Use of Proceeds............................................................ S-10
Capitalization............................................................. S-11
Business................................................................... S-12
Description of Notes....................................................... S-19
Underwriting............................................................... S-43
Legal Matters.............................................................. S-43
                                  PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Information by Reference..........................    2
The Company................................................................    4
Use of Proceeds............................................................    4
Ratio of Earnings to Fixed Charges.........................................    4
Description of Debt Securities.............................................    5
Description of Capital Stock...............................................    8
Plan of Distribution.......................................................    9
Legal Matters..............................................................   10
Experts....................................................................   10
Index to Consolidated Financial Statements.................................  F-1

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                                 $150,000,000

                               D.R. HORTON, INC.

                         8 3/8% SENIOR NOTES DUE 2004

                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                                 JUNE 4, 1997

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